Exhibit 99.1

Microsemi Corporation

NasdaqGS:MSCC

Analyst/Investor Day

Wednesday, March 18, 2015 1:00 PM GMT

CALL PARTICIPANTS	2

PRESENTATION	3

QUESTION AND ANSWER	8

MICROSEMI CORPORATION ANALYST/INVESTOR DAY MAR 18, 2015

Call Participants

EXECUTIVES

Amr El-Ashmawi

Worldwide Vice President of Strategic Marketing

James J. Peterson

Chairman, Chief Executive Officer and Chairman of Executive Committee

John W. Hohener

Chief Financial Officer, Chief
Accounting Officer, Executive Vice
President, Secretary and Treasurer

Maamoun Seido

Paul H. Pickle

President and Chief Operating Officer

Robert C. Adams

Vice President of Corporate
Development

Roger Holliday

Siobhan Dolan Clancy

Steven G. Litchfield

Chief Strategy Officer and Executive
Vice President

Unknown Executive

ANALYSTS

Christopher J. Longiaru

Sidoti & Company, Inc.

David M. Wong

Wells Fargo Securities, LLC,
Research Division

Jonathan Steven Smigie

Raymond James & Associates, Inc., Research Division

Mark Trevor Delaney

Goldman Sachs Group Inc., Research Division

N. Quinn Bolton

Needham & Company, LLC,
Research Division

Tore Svanberg

Stifel, Nicolaus & Company, Incorporated, Research Division

Unknown Analyst

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MICROSEMI CORPORATION ANALYST/INVESTOR DAY MAR 18, 2015

Presentation

Robert C. Adams

Vice President of Corporate Development

Okay. So we’re good to go this morning. Again, thanks for coming to Microsemi’s 2015 Analyst Day for those of you here in person and those of you that may or may not be listening on the webcast this morning. I’m Rob Adams, you probably know me. This is a great day for me in that I usually do a lot of speaking here. We brought a lot of management depth and people smarter than myself here today, so I’ll do very little.

I will walk you through a couple of things. As always, our disclaimer, please take the time to read it. Refer to appropriate 10-Qs and 10-Ks as it relates to risks and disclosures and et cetera.

I’m going to walk you briefly through our agenda this morning. I’m going to turn you over briefly to Jim Peterson, our Chairman and CEO, who’s going to walk you through Microsemi’s vision, through our value proposition, through our product focus and through our application strategies and then we’re going to give a little detail into each one of those segments.

We’re focused today on 2 product areas and a number of different applications we selected to show you our solutions sell engagement, our growing dollar content opportunity, and hence, our revenue growth opportunity.

First of all, we’re going to start off with John Hohener, Executive Vice President and CFO, who’s going to walk you through our model as it stands today and moving towards our 60/30 targets, our gross margin 60% and op margin 30% target for the company, how do we get there. Following on that, we’re going to move to product focus that we talked about. Esam El-Ashmawi will lead it off. He runs the FPGA Group at Microsemi. He will be speaking for about 20 minutes about the product offering and the growth opportunity in that space.

Following that, we’ll talk about timing, growth and opportunity. Timing, again, one of our focus areas at Microsemi, we see a lot of growth opportunity here. And the product offering we continue to broaden, we see great opportunity. Talking about that today will be 2 people, Roger Holliday and Maamoun Seido, Roger being the General Manager of the Communications Product Group and Maamoun who is very tightly tied to the Timing and Optical Products Group.

After that, we’re going to move to more of an application focus, show you our ability to drive dollar content, increasing dollar content in our chosen end markets, just a few vignettes, if you will, of applications where we see a lot of opportunity. We’re going to talk about small cell and backhaul opportunities. We’re going to talk about residential gateways. We’ll talk about our opportunity in aerospace and commercial aviation. We’ll talk about the space and the satellite markets as well.

Following that, if you saw the Wire this morning, you’ll notice that we are engaged in a transaction to acquire Vitesse Semiconductor Corporation.

Steve Litchfield, our Chief Strategic Officer, will be onboard to give you a few minutes on that discussion.

And then finally, we’ll wrap with Paul Pickle, our President and COO, who will give you the executive summary of the day. And I think, hopefully, we’ll have a few minutes for Q&A before we adjourn for a luncheon outside.

With that, I’m going to turn you over to our Chairman and CEO, Jim Peterson.

James J. Peterson

Chairman, Chief Executive Officer and Chairman of Executive Committee

Thank you, Rob. Okay. I actually got the smallest number of slides, which is, one, because as Rob mentioned, there is tremendous amount of talented people here and we wanted to give you a snapshot, give you a snapshot of our initiatives. This turns out to be probably the most important day of the year, an Analyst Day. Normally we get to converse with you, it’s over a telephone. We put together prepared statements. Oh my gosh, after prepared statements, we get a couple, I don’t know, softball questions, models come out and you’re back on to the next person. Here, we have you for 2 hours. The intent is to try to answer the questions before they’re asked and then a follow-up to make sure that if anything is not clear, then we can clarify it.

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MICROSEMI CORPORATION ANALYST/INVESTOR DAY MAR 18, 2015

I think the point I want to get across is probably, first and foremost, is the 60/30. What is the maximizing profitability? When do you get to 60/30? I’ll be as bold to say I read a report from one of our analysts and his message was, oh my gosh, 60/30, I don’t see a clear path, which is kind of saying like 60/30, baloney. So today, I’ve got myself telling you that we will hit 60/30 second half 2016. And better than that, I actually have my CFO up after me to walk you through the milestones of how we intend to complete the 60/30 second half. And if I’m not mistaken, to wrap up, Paul Pickle, who’s the President of the Company, Chief Operation Officer, I think you’ll touch on it a bit. And if you don’t, now you will. But we just want to get the point across that we do have, it is our initiative, we have a clear path and we’re going to execute upon it.

I want to talk to you a little bit about the strength of our SAM in our focused products.

We have a complete portfolio of product throughout the Microsemi and — which is allowing us to play in a larger stream. Three years ago, our SAM number was on about $3 billion with all hopes how we could get there. Two years ago, maybe 4 to 5, today we’re looking at a go-forward SAM number of on or about $8 billion and most of it — almost all of it is penetrate-able for Microsemi.

We talked a little bit about the strategic cuts or importance of what we’ve done over the last 2 to 3 years. The name of the game is to get into the end customers’ lobbies and not just sit in the lobby and watch others walk in. We put together a very accurate program with products that our end customers would need, driven by kind of a dollar per widget integration of products at our end customers. And we find ourselves in the unique space now. When Microsemi walks in, we don’t wait that much in the lobby. And the fact of the matter is we are actually at a point now with our large important customers where we have badged engineers working in their labs hand-in-hand with our customers with Microsemi. And that’s the best of system engineering there is in the industry.

We’ve watched other companies do it that are very successful and we said, heck, let’s just emulate that strategy. And we have hired that caliber of field application engineer and technical person, and then for the heck of it, and for those who’ve been around a lot of years, I guess we could call them salespeople to a certain degree. But these are very smart, very unique customer penetrators.

The end markets. If you look at our end markets and what’s happening in our end markets, right, you’re going to see a lot of cash flow. One thing Microsemi has been doing, and I’m sure you’ve all been tracking, is free cash flow. Free cash flow’s king, right. And I’m going to continue to force and push our team with an eye focused on free cash flow. But I want to say a little bit about some of the end markets. The elephant in the room for the last 5 years was a thing called defense spending, right? And we all know that magic word, sequestration. Oh, what a wonderful idea that was. It single-handedly put us down to our knees as a nation. Well, sequestration is over. The defense budget is increasing. No, it’s not going to turn tomorrow, right. But over the next 5 years, 6 years, defense spending is increasing and we’re starting to see that now and I get the question, well, how are you seeing that now? Yes, real simple. Like backlog, all right? Like backlog is increasing. The budget for 2016 is going up on about 8%. So if the budget is up 8%, you know the market space, you know the electronic content is going to be to the high end of that 8%, maybe 10%, 12% of electronic content and then keeping an eye on foreign military sales. Foreign military sales are getting to a point of almost craziness. A lot of our large defense customers, they’ll be proud to tell you that 30% of their business, maybe more, was foreign military sales that we still bill the United States. But eventually, we’re going to get to the point of, oh my gosh, what are all those jobs doing overseas? Probably next election, so who knows? But the fact of the matter is the defense business is no longer the big elephant in the room and how you’re going to get around it. And the good news is we size to it. So we’re going to be in a good spot when it comes to defense spending.

Communications. Here’s one no one would have guessed. We did because we drove the strategy. Microsemi in one big word, when you first think of Microsemi these days, Microsemi is going to continue to strengthen as a communications company, all right. Communications grow through Microsemi this year; next year, double-digit grower. You’ll see when Roger and his team come up and present what we’ve been doing at Microsemi, I think you’ll be more than a bit surprised then hopefully lean towards maybe investing in Microsemi because that’s what it’s all about.

Our aerospace business is space business. The big question there is, oh my gosh, what’s going on with Boeing and what’s going on with electrification of aircraft? We’ll give you good oversight of what we believe to be happening and we’re very close to that equation.

And then the industrial market, of course, our focus there is, let’s just say, predominantly medical. And if you look at our medical products, they service people that are in pedible[ph] devices, people that are getting older and sicker. And unfortunately, many of us are getting older, unfortunately, sicker. So we’ll walk through that in the presentations.

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MICROSEMI CORPORATION ANALYST/INVESTOR DAY MAR 18, 2015

And then again, point #1, probably the most important factor for ourselves and for our shareholders is to create shareholder value equal to or better than your competitors and just keep driving our free cash flow because it’s going to be going in the right direction.

That having been said, this is not a conference about Vitesse. However, in Litchfield’s presentation, he’ll go through 1 or 3 slides what attracted us to the assets, what we will do collectively with Vitesse, with their team, the products and our team and I think John’s going to be standing next to him, he’ll walk you through some of the financing of Vitesse.

And on that note, let’s have my CFO come up and let’s find out about this 60/30.

John W. Hohener

Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Secretary and Treasurer

All right. Thank you, Jimmy. In addition to talking about 60/30 with the announcement of Vitesse, it also stands that we should talk a little bit about capital allocations, so that’s going to be the second part of my conversation.

Kind of to set the stage for 60/30, I want to kind of go through and this is the only historical full P&L data that I’m going to go through. But you can see, and you guys know the numbers, what we’ve done historically and what our guidance has been. But the thing I want to point out on this slide is when you — it sets the stage for 60/30. Because when you look at our guidance, even though we’re guiding flat to slightly down in revenue, you see us improving gross margins and you also see us leveraging down to the bottom line midpoint of the EPS being $0.66, that would also tell you that our spending continues to decrease and we continue to be able to grow without having to leverage up our operating expenses.

60/30. If you look at where we are in Q1, we ended the quarter at 56.2%, 24.4% in operating margin. If you look at the midpoint of the guidance that I just referenced we’re at 56.6% and 25.4%. Simple math to get to the 60/30, we’ve talked about doing that at $325 million. That would tell you that we have a operating expenses of 67.5% — I’m sorry, $97.5 million. If you look at where we are now at $92.5 million, you could see we’re already under the spending rate. And from that standpoint, even as we grow, we may have to add certain spending, but we know that we’re going to control spending. And as we added strategic areas, we’re going to have to take out somewhere else. So from a spending standpoint, we’re very comfortable in terms of the path to 60/30. So really the path to 60/30 starts with gross margin and that’s kind of what I’m going to focus on next.

If you look at gross margins. We do have a history of improving gross margins over time and I’ve gone back all the way to 2009. We went through probably 4 or 5 earnings calls back in that time frame where we walked you through the closure of the facility that we had in Scottsdale, Arizona where we increased our gross margins by 400 basis points and you can see that upward trajectory in the 2009-2010 time frame.

We also have a history of acquiring companies and being able to improve on their metrics, including the gross margin line. Now Actel came to us, they already had strong gross margin, but we helped them improve that and you can continue to see the upward trend. With Zarlink, we took a little step backwards, but you can see that we immediately got back on a growth path in terms of gross margins. Symmetricom, the same thing. We announced that we would take a little step back in gross margins with that acquisition. But immediately, through our ability of integration and the things that we’ve talked about numerous times have been able to grow the gross margin since then.

And now with the announcement of Vitesse, they come to us with a sitting gross margin kind of at our target, but our intent is to certainly grow on top of that as well.

So I think the point about this slide that we’re trying to convey is we really do know what we’re doing in terms of integrating new acquisitions, talking about some consolidation, I’m going to talk about that a little bit. From the standpoint of history, we have a proven track record in terms of improving gross margins.

So the question is how do we get from the point that I just said to the goal of 60% in gross margins? The first one I have, subtitle is consolidations. I’m saying that this is going to accrete probably in the neighborhood of 150 basis points. There’s a number of things that we’re doing in this regard, and as I mentioned these today, these aren’t all happening simultaneously. They’re not all going to trend in nice and neat throughout the next couple of years as we get to the 60%, but know that this group is going to contribute 150 basis points. One is we’re closing a fab. It’s our Garden Grove fab. It’s in transition right now. We’re also ramping our Philippine location, that’s also in progress. We have a Bend facility. Silicon carbide is moving from development and prototype stage to volume production.

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MICROSEMI CORPORATION ANALYST/INVESTOR DAY MAR 18, 2015

With Symmetricom, we acquired a product line called CSAC. We’ve had some yield issues. We see that improving over this time frame and we also see that transitioning offshore. When we — we continue to have a scale and that’s still to go in Symmetricom and certainly we’ll be there with Vitesse in terms of driving labor cost reductions.

And when you acquire these companies, you come with a lot of real estate and we’re continually driving our real estate profile down, exiting leases and consolidating from that regard and so that contributes to this 150 basis points as well.

The next area I’m going to call mix, I’m also saying that’s contributing about 150 basis points. Where the focus area of mix is going to happen? Some of the areas that we’ve talked about that have been a little bit of headwinds for us in the last few quarters are now turning to tailwinds, that would include satellite, timing, FPGA and small cell.

We’re also going to migrate away from low-value industrial products. We have an area called fast rectifier diodes. Now when we talk about moving away, that does mean revenue is going to go down, but we’re not telling you to change your models in terms of revenue. We have a history of looking at low-margin products and moving away from them to the betterment of the business. For example, in 2014, that happened with some of our RF products, our handheld Millimeterwave scanner products, our LED backlighting products and also some solar products. So again, that’s 150 basis points.

And then rounding out the last 50 basis points, I’m going to call this absorption. It’s really kind of a favorable market environment. Jim talked a lot about defense. We also see strengthening communications and also opportunities in residential gateways.

Now I said earlier that operating margins, we felt the spending was actually under control. But even though spending is already being managed, we continually refine and maximize opportunities here.

Talking about how we get there. The majority of the gross margin improvement that I just mentioned falls through to the operating line. We already have our infrastructure in place to support the growth.

One thing we also do is we target R&D reductions, all redeployment. A lot of times, we think about companies like us and you can’t touch the R&D. Well, we do and I think Paul has done a great job here in terms of focusing and putting R&D in the areas where it matters most and that would include our FPGA, our timing and our mixed-signal RF.

In addition, we’re in a middle of transitioning a lot of our back-end processes that would include accounting, for example, to some of the things that could be done offshore and that’s — an example of that is in our Philippine location.

Also, real estate consolidations, which I already mentioned from a gross margin standpoint, contributes from an operating standpoint as well. And in addition, and Jim touched on this, we have a strategic customer focus. We have an internal program called our top 8 program. Right now, we have customers that don’t exceed — most of our customers don’t exceed 3%. We would love for that 3% number to go up and that’s a focus area for Rick and his team as we move forward.

So just kind of a picture at in terms of what this means. If we were to take the $325 million at our current operating base, it contributes income of $79.3 million. If you look at the — in 2016, the 60/30, it contributes the $97.5 million or we’re going to see a 26% growth in operating income through these actions.

With that, I want to move forward and talk a little bit about capital allocation. Jim talked about strong cash flows, we’re very proud of managing the business and our cash flows. We’re controlling inventory, we have a major focus on collecting receivables. Just the whole working capital process within the company is strengthened. And we have a history of strong cash flows.

Now this chart, I’m presenting it as a percentage of revenue and this is a year-to-date building on itself. So Q1 cash flow relates to Q1 revenue. Q2 cash flow is actually year-to-date, 6 months of cash flow versus 6 months of earnings. And so you can see we have a history of strengthening cash flow in each of our fiscal years. And occasionally, there’s an anomaly like we had in Q1 where — of both Q1s actually where we had record cash flows. But in general, when you look at the fourth quarter, you can see a trend that says our cash flows are going to average towards greater than 20% as it relates to operating cash flow and in the high teens as it relates to free cash flow.

How does that translate in the last few years? We have some impressive improvement. 2013, our operating cash flow was $165 million. Our free cash flow is $128 million. In 2014, our operating cash flow was $207 million, up from $165 million and our free cash flow was $167 million, up from the $128 million.

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MICROSEMI CORPORATION ANALYST/INVESTOR DAY MAR 18, 2015

Similarly, this quarter, we’re forecasting our operating cash flow to be targeting in the neighborhood of $255 million and our free cash flow at $213 million. But even more than that, I think we’re going to exit on a run rate basis of closer to $230 million to $240 million for the free cash flow.

As you guys all know and I apologize for the busyness of this slide, when we went and bought starting with Actel and including Vitesse, we entered the leveraged finance markets and I want to give you a little history here in terms of how we’ve done in that market because we have internal goals as it relates to managing our overall leverage as well. And you can see how we’ve not been afraid to play in this market. We’ve had a number of borrowings as it relates to the acquisitions. We’ve also refinanced to take advantage of lower interest rates. And we’ve continued to manage the cash flow in a strategic way to pay down the line so that when an opportunity like Vitesse shows up, we can relever up, but not tremendously burdening the overall P&L of the company’s interest expense.

And one way we do that is we manage our debt-to-EBITDA leverage ratio, which I have for the last several quarters. We leveraged up to around 3.5 with the acquisition of Symmetricom and we strategically paid down the debt over time and now we’re sitting at 2.31 in terms of a leverage ratio. We have an internal goal of keeping that number below 2.5. We’ll talk a little bit under Steve’s presentation about how this changes as we move forward with the new leverage that we’re going to bring on.

So that would also — since we’re talking about borrowing money, we’re talking about — since we got below the 2.3, a couple of quarters ago we announced a share repurchase program. We’ve been very successful. We announced $100 million share repurchase program. In Q1, we purchased 25 million at an average price of $24. And in Q2, we’ve already completed an incremental 25 million at a price of $28.51, materially below where our price sits today, our stock price sits today. So we feel quite comfortable in terms of return to shareholders in terms of this program.

Now having levered up slightly in terms of buying Vitesse, we will probably shift back to managing that debt and getting it down to those previous levels that I mentioned, but we’re not moving away from the stock repurchase program. We have a $100 million that’s been authorized over 2 years and we’re $50 million into it at this point in time.

So that was my prepared remarks. Do we want to do questions now?

Robert C. Adams

Vice President of Corporate Development I think we’ve got a couple of minutes. So if you guys could throw in a few finance questions before we move on, that’d be great. It’s a little bit harsh.

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MICROSEMI CORPORATION ANALYST/INVESTOR DAY MAR 18, 2015

Question and Answer

Unknown Analyst

Yes, Rob and John, thanks for hosting this. Clarification question for you, John, I think you said to get to 60/30, you’re targeting $325 million in revenues?

John W. Hohener

Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Secretary and Treasurer

Yes.

Unknown Analyst

I think Vitesse does something like $25 million a quarter, $26 million a quarter, somewhere in that range, if I’m not mistaken. You’re already doing about $297 million.

John W. Hohener

Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Secretary and Treasurer

Yes, let me clarify. Let me — I’m sorry, to interrupt you. The $325 million, these are all based on pre-Vitesse numbers. Certainly, we feel Vitesse is, if anything, is going to help us accelerate that, but the absolute number will go up based on what quarterly revenues they bring to us.

Unknown Analyst

Got it. And the second part of the — the second question that I had was, so if I’m hearing you correctly, I think the uses of cash going forward will go back towards debt and repayment of debt, is that the accurate way to read it?

John W. Hohener

Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Secretary and Treasurer

Yes, I mean, when we — and I’ll just say it now, we’re going to talk about this later. But when we buy Vitesse, we’re probably going to be in the neighborhood of 3.2 in terms of leverage. We certainly want to get that below 3. We have a compelling pricing point where the debt price will go down when we fall below 3. And again, we have an internal goal of 2.5. But once we drop below that 3, we’re going to talk internally about a combination of continuing the debt paydown and the stock buyback. Yes?

Robert C. Adams

Vice President of Corporate Development

Tore?

Tore Svanberg

Stifel, Nicolaus & Company, Incorporated, Research Division

So John, you talked about 150 basis points coming from consolidation and you listed actually a lot of different levers there. I was just wondering why it’s not necessarily more than 150 basis points? I mean, I would think that just closing Garden Grove alone would probably give you 100 so…

John W. Hohener

Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Secretary and Treasurer

That’s already been in process, so we have already picked up some favorable elements of that. But the expenses in Garden Grove, it’s a fab we’ve for a long time. It’s, for the most part, fully depreciated. So maybe your expense base is a little bit higher in your mind than it really is.

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MICROSEMI CORPORATION ANALYST/INVESTOR DAY MAR 18, 2015

Tore Svanberg

Stifel, Nicolaus & Company, Incorporated, Research Division

Okay. And should I leave the Vitesse questions for later or…

John W. Hohener

Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Secretary and Treasurer

That’s probably the right thing to do.

Tore Svanberg

Stifel, Nicolaus & Company, Incorporated, Research Division

All right.

Robert C. Adams

Vice President of Corporate Development

Quinn Bolton?

N. Quinn Bolton

Needham & Company, LLC, Research Division

I’m going to follow up on Tore’s question. You talked about 350 basis points of improvement in gross margin from absorption, from mix, from facilities consolidations. Can you give us some sense, do you see that being thoroughly linear? Does it tend to be more back-end loaded, especially with some of those facility consolidations you talked about?

John W. Hohener

Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Secretary and Treasurer

I can’t say it’s going to be perfectly linear. Our goal and you see it in this quarter’s guide is that we guided up gross margins even though our revenue has been guided basically flat to slightly down. So we see improving gross margins probably each quarter. I don’t see that necessarily needs to step back, but I can’t comment whether it’s going to be linear as these things roll out. But everything is kind happening simultaneously so — but I don’t think it’s totally back-end loaded either.

Robert C. Adams

Vice President of Corporate Development

On the side, Chris Longiaru.

Christopher J. Longiaru

Sidoti & Company, Inc.

Not to jump ahead too much, but just in terms of consolidation of facilities, there’s a bunch of facilities that is set back, how does that work into your plans there in terms of just consolidation? Are you going to leave those alone? Are you going to bring those into some of your facilities that are in similar areas, can you comment on that?

John W. Hohener

Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Secretary and Treasurer

Yes, there is certainly overlapping geographies as it relates to Vitesse and we’re — would certainly evaluate the opportunity to consolidate Texas, California, Massachusetts, to name 3 states where facilities are in close proximity to ours. We will be looking at all options.

Robert C. Adams

Vice President of Corporate Development

One more. Mark Delaney?

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MICROSEMI CORPORATION ANALYST/INVESTOR DAY MAR 18, 2015

Mark Trevor Delaney

Goldman Sachs Group Inc., Research Division

In terms of the gross margin improvement that you have modeled in coming from mix, how much of that is coming from satellites coming back from a level because I know it’s a very high gross margin product? And then within the potential improvement in satellite, do you need the sanctions against Russia to be lifted in order to fully recognize the mix benefits from satellite?

John W. Hohener

Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Secretary and Treasurer

So satellite certainly is, as we’ve said publicly, one of our highest gross margin, if not the highest gross margin product in the company. I’m not going to break out the 150 any further than I already have. Certainly, our hope is that by the time frame of achieving the $325 million, the Russian situation has corrected itself. But we’ve already taken that out of our forecast. So we’re not necessarily banking on that.

Mark Trevor Delaney

Goldman Sachs Group Inc., Research Division

Are there any onetime charges related to all these restructuring? Or that could be in the numbers that — but not Vitesse, but the blocking and tackling [indiscernible]?

John W. Hohener

Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Secretary and Treasurer The — as we do acquisitions, we will go through a reduction and so on and we do have restructuring charges that relates to that. But in terms of the march to the — any kind of a writeoff would be a one-time event. It wouldn’t be an ongoing thing anyway, but there’s nothing planned for that.

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MICROSEMI CORPORATION ANALYST/INVESTOR DAY MAR 18, 2015

Presentation

Robert C. Adams

Vice President of Corporate Development

All right, thanks. Thanks, John. Okay. All right. Next up, let’s present Esam El-Ashmawi. He’s our Corporate Vice President, he’s the General Manager of our FPGA Group as well as some other responsibilities at Microsemi here to talk to you about our growth opportunity.

Amr El-Ashmawi

Worldwide Vice President of Strategic Marketing

Thank you, Rob. Mic is working? All right. And so, first of all, I welcome you again to Microsemi Analyst Day. We’re going to talk about FPGA growth and opportunities. And in this session, you’ll see how that’s aligned with our shareholder value proposition that Jimmy articulated. You’re going to hear about the profitability, you’ll hear about the SAM expansion, you’ll hear about the strategic customer importance as well as the end markets that bring in stability and growth.

So the first step to understand is where we play in the — and our focus was in the total FPGA market. If you look at the market today, it’s $5 billion roughly. And to understand where we play in focus, it’s probably worth talking a little bit about where the lead SRAM, FPGA vendors are focused on and where they’re spending their R&D dollars.

If you listen to everything they talked about, it’s what we refer to internally as the arms race to the next technology node. Their spending and their focus is on building the biggest FPGAs out there, the fastest FPGAs that are out there and reach — feature-rich FPGAs. And it’s really targeted for the ASSP-type market and the multi-SoC type market. That’s what they’re going after. That’s where the bulk of their focus is and they talk about that quite a bit.

Now if you contrast that with Microsemi’s focus and strategy, our focus and strategy is to solve the needs of the mainstream FPGA market by providing FPGAs that are differentiated in features and that are valued by the customers that need mainstream FPGAs. It’s a different focus, it’s after the mainstream FPGA market.

Now if you go back historically, in the bottom corner there, if you look at the product portfolio that we had a little over 1.5 years to 2 years ago, before we introduced SmartFusion2 and IGLOO2, our product portfolio serviced a small portion of that $5 billion. It serviced less than $1 billion of the SAM. And what we’ve done with that — those attributes and differentiations that we had in those products is we’ve extended it to the mainstream application, SAM expansion. We’ve taken our feature sets and we’ve gone and added the features that are required for mainstream applications and we strengthened our differentiators. And if you do the math on the older products that we had at the time of acquisition of Actel, you’ll notice that we had at least 25% of that market we service.

Now we’ve almost doubled that SAM by bringing in SmartFusion2 and IGLOO2, focused on SAM expansion, focused on serving the mainstream applications of the FPGA market, and I’ll touch later on and give you some evidence of success on that strategy.

Continuing on SAM expansion. You’re very familiar that Microsemi has a dominating leadership position when it comes to space and satellites. And continuing our SAM expansion, we’re also introducing the next-generation space-grade FPGA known as RTG4, which is targeted for the payload-type applications in satellites. And in the payload applications, the electronic content is increasing at a very high rate. Why is that? Satellites today that are being launched have more and more sensors on them and they’re acquiring more and more data. However, the transmission or the bandwidth between the satellite and the ground stations truly hasn’t changed much over time. So it forces satellite vendors to do more data acquisitions and more data processing onboard the satellite. Hence, what you see is that the electronic content for the payload is increasing at a higher rate. RTG4, which is the next-generation space-grade FPGA for Microsemi, addresses those needs. We’ve increased the density by 7x and we’ve tripled the performance to address the payload needs, and we’ll hear more about that when we talk about our aerospace applications, but it’s aligned with our SAM expansion strategies for shareholder value proposition.

This next slide I’m showing to you has got a lot of interesting logos on it and the reason why I’m showing it to you is because it’s a new dynamic for us on how we define our products related to FPGAs.

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Jimmy talked about our strategic importance to our customers and there’s a new dynamic where we’ve actually engaged now with a Tier 1 accounts in defining the next-generation FPGA products that we are investing in. As a result, we are fully engaged in the next-generation FPGA. This will be introduced after clearly IGLOO2 and SmartFusion2. This is actively being designed in today and what it does, it furthers SAM expansion by doubling the current SAM that we have in the mainstream FPGA applications market. It also further strengthens our differentiation compared to SRAM-based FPGAs, and once again we’ll talk about the evidence of that success later on in this session.

So what’s the conclusion? Well, we’re important to our strategic customers and we’re doubling our addressable SAM in the FPGA market, doubling on a 2- to 3-year basis and that’s what sets us apart and that’s why we’re different than the SRAM-based FPGAs that are out there. It’s focusing on the mainstream applications for FPGA.

So I’m going to talk a little bit about our differentiators and I’ll get into a little bit of detail of each one of these. But the key differentiators for us that we’re going to dig into are our power differentiation. We’re the lowest power FPGA that’s out there. And we’re, by far, the most secure and the most reliable FPGA that’s out there. And they are differentiators from SRAM-based FPGAs.

The other differentiation I want to talk about briefly is our system solutions. We talked about our application engineers. We’re not a company that goes into a strategic account and sells a single-product portfolio. We sell a solution and we’re unique in the sense that we have a product portfolio, the most extensive product portfolio that we can provide a complete solution to our customers and that’s a differentiated value when working with Tier 1 accounts and strategic accounts.

So what’s the key message? Why we are displacing SRAM FPGAs out there? Well, when you can get everything you need in a mainstream FPGA application, so you’re a designer, you’re building a system and you can get everything you need from Microsemi to build that mainstream application or what if you can get it with significantly lower power. What if you can that application done with significantly better security and what if you can get it with an FPGA that’s ruggedized for extreme conditions and more reliable. You choose Microsemi, and I’ll show you some of the evidence of that. This is fairly simple value statement that’s resonating in the FPGA market today.

So let’s talk about power. Why is power important? In most systems that you look at today or most market segments, it doesn’t matter if it’s industrial comms and defense, everybody is going to what we refer to as remote system. It’s going portable and that means you’re running off of a battery. So clearly, if you can half your power, you double your battery life. And that’s important in every market segment that we go after. More and more systems are going to what we refer to as remote and power matters. Now if a system is not remote, does power matter? It still matters. Because even if you’re plugged into a wall, there’s a cost to high power, whether it be utility cost, whether it be the heat you generate and you’ve got to cool it down with fans, plus the heat you generate, that degrades the life of your product. It doesn’t matter if it’s plugged in or portable, power matters. And the lower the power you can get in your system, the more valuable that system is to the customers’ end use. And what we provide, our FPGAs are differentiated with significantly lower power than what you find with SRAM-based FPGAs.

Let’s talk about our other differentiator, which is security. Why does security matter? Well, you hear about a small subset of all the stuff that’s happening as far as hacking in the media, and believe me, there’s a lot more hacking, you just don’t hear about it. But there’s a lot of talk about hacking and systems being taken over, whether it be in industrial markets, it happens in the medical market. If you watched 60 minutes 3 weeks ago, they talked about how they can take over control of automobiles, they talked about network — networks being taken over. Security matters. And the conventional wisdom in the past used to say it’s only in the defense market, but it’s not just in the defense market anymore. It’s in all the markets we go to. Security matters and it’s an area that we see a very strong tailwind for us where we’re engaged with the strategic accounts and we’re also educating them on how to implement security. And we’re partnered with the right organizations in these strategic accounts in providing security types. So security matters and we are significantly differentiated in our capabilities as a company and as a product from a security perspective.

So let’s dig one level deeper on this. What do we provide in our FPGA that’s differentiated and unique? Well, we have quite a few features and they start off with anti-tamper capabilities that are built into our FPGA. So what does that protect you from? Same thing as your smartphones, if somebody tries to deload a product or debug it, the device itself can detect that and the device itself can take action and say I’m going to brick my design and my FPGA or I’m going to put it in a sleep mode or I’m going to erase the content so nobody can get access to it. And that’s unique to Microsemi. So we’ve got a lot of anti-cloning capabilities in our chips where if you plugged your — you design your design and you

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put it into an RFPGA, your IP is secure. You can go to bed at night knowing that nobody is going to go and copy your design and replicate or create clones of your product out there in the market. It’s got anti-cloning capability. It’s also got something that’s very unique that no other FPGA has, which is called overbuilt protection. If you go out and build a system and you invested lots of R&D dollars and you’re going after a contract manufacturer overseas, you get cost reduction and you’re building a system of products and you order 1,202 systems. That contract manufacturer cannot build 1,203 systems. There’s actually overbuilt production even if you were to buy the same parts off of a channel, you’ve got inventory of extra parts. We’ve got some sophisticated technology that prevents overbuilding of your system and that’s unique to Microsemi. It doesn’t exist in any other FPGA.

Our FPGA also contains a lot of what we refer to as security accelerators. We’ve got cryptographic ports, we’ve got security ports to allow you ease of implementation of security functions within your FPGA. So your FPGA is not immune — is not just that it’s immune to cloning and overbuilding, but you can do security functions in a Microsemi FPGA that you cannot do with an SRAM-based FPGA. You can be root-of-trust of a system. You can be the part that’s on the board that’s determining what you’re communicating to and who you’re communicating — who’s communicating to you is coming from a trusted source and that’s very unique.

One other thing about Microsemi also is the ecosystem. It’s not just the fact that we’ve got an FPGA that stands on its own, that’s significantly different from a security perspective. We, as a company, have a core competency in security that doesn’t exist in any of our competitors. You saw the press announcement a few days ago of our SSD, the most secured drives that are out there. We have a system security solutions team that partner with Tier 1 accounts on how to implement security. We have our security forum, which is an industry event, where we invite the top guys of security in each of these industries and we talk about security, what are the issues? That core competency within Microsemi is for the defense. In addition to that, we’ve got an ecosystem of partners around security in the industry that set us apart from everybody else.

So security matters, power matters and they are unique differentiators and defensible within Microsemi.

So the third one I talked about was reliability. What is our differentiation in reliability? Now there’s a phenomena called SEU where heavy ions come from the atmosphere and they can hit an SRAM configuration cell and change its state. If you’re interested in the details of that, grab and ask me later and I can explain it to you, but I’ll try to simplify it for this discussion here. The reality is an SRAM configuration bit is subjective to an upset. It will happen. It’s just a matter of time and it’s a FIT rate. It’s a statistical number, but it will get upset. And what happens when a configuration bit changes its state, you change the logic in your design and you can imagine that can be catastrophic. You just changed the logic. You had a connection from one node to another, it’s supposed to be a high signal, you just made it a low. And an SRAM configuration bit is very well documented, it’s physics. It happens. It’s subject to this failure mode. Microsemi FPGAs with our nonvolatile technology are immune to this failure mode. That’s why we have a dominating leadership position in the aerospace market because an unsafe critical-type application, you can’t afford this type of configuration failure.

So the question is, well, they’ve been selling these SRAM FPGAs for quite a while. How do people live with it? Well, they mitigate around it and when you mitigate around it, that comes at an extra cost, which goes back to our total cost — lower total cost of ownership. How do you mitigate around it? You can put redundancy in your systems if you need it. You can go ahead and do scrubbing and review the design. And if the design is incorrect, you go back and you correct that configuration but, but then you’ve got downtime on your system. Some systems can’t afford downtime. So the industry has to adopt to figure out how to get around it. But today, there’s a solution out there that’s immune to this and that’s part of our ruggedization and reliability differentiation, which comes with our core technology for our FPGAs.

This data here, this comes from independent vendors as well as the SRAM vendors’ own data and basically what you see here is there is a failure rate. It doesn’t matter if it’s ground level or at higher altitudes, you will have a failure and you don’t see any failure at all with Microsemi FPGA. They’re immune. It’s not a FIT rate, they’re immune to the failure. There’s no configuration to failure. And it gets worse with altitude and that’s why, again, we have a leadership position for ADS, the aerospace and avionics market.

So let’s — so we talked about SAM expansion. We talked about our differentiators. We talked about we’re focused on the mainstream FPGA market, providing them a better solution that what they’ve got today. So let’s talk a little bit about this customer engagement and the evidence behind it. So we’ve been engaged with multiple customers now for the last 1.5 years promoting SmartFusion2 and IGLOO2 and what you’ve got here on the screen is some of the examples of why we’re being selected.

First of all, these differentiators are really good door openers because everybody is dealing with power or security issues or they need their reliability. And as a result, we’re being selected in Tier 1 accounts in the communications markets, automotive, defense and industrial markets. And they’re leveraging our value and they’re leveraging our features.

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So let’s begin to some of the actual data. Over the last 1.5 year to 2 years when this product has gone into production, we’ve accumulated today active opportunities. So these are opportunities that are active. Currently active, they’re not lost, they’re not programs that are canceled. This is active as of a week ago when we did this slide set. And it’s $337 million of active opportunities. This is an estimated annual revenue based on what the customers are telling us. So these are opportunities. Now the way we manage our opportunities is we identify an opportunity that we believe fits our feature sets and then we work to convince the customer that he should choose Microsemi.

If he chooses Microsemi, meaning that he’s laid out his board and it’s our socket that’s on there or he’s given us compelling evidence that we are the vendor that he’s chosen and that opportunity becomes a design in. So we take that value and we put it into the design income. It’s not cumulative. It’s a separate value. From a design-in perspective, we have about $92 million of active design in. So those customers have chosen Microsemi over the incumbent or the other solutions that they’ve had before.

Now of those companies that have chosen Microsemi, which is a design in, there’s a portion of those that have POS enough dollars revenue where we refer to it as a design win because they’ve actually ordered enough samples. And so this is not a cumulative number. Those design ins shift into the design-win column and that’s $40 million today that we’ve got that to active.

So if you combine both of those, which is about $130 million, that’s the amount of annual estimated revenue based on our customers’ feedback to us, of sockets that have chosen Microsemi, you add both of those together, and that’s significant. And that’s fairly significant for us.

So let’s dig into a little bit more detail of some of the evidence and indicators that we track. So the first one is opportunities or design ins and wins that comes from new customers. Now we’ve talked about our SAM expansion. We talked about our differentiators and bringing values to the mainstream FPGA market. 42% of what I just shared with you on opportunities and design wins and in are coming from customers that we deem as new customers to our FPGA product line. These are customers that we have not done business with before. So who are they doing business with? They’re doing business with another FPGA vendor. So 42% of what we’ve accumulated comes from new customers. These are guys that haven’t worked with Microsemi FPGAs in the past. Why? Because of the compelling differentiation and value statement that we provide them.

Another metric that we track is what is our win rate. For every opportunity we get, what percentage of those are choosing Microsemi? So for every 100 opportunities we identify, 58 of those opportunities end up selecting Microsemi as their FPGA of choice. That’s a significant number. So over half of them are choosing Microsemi. So for the 42 that we lost, what happens? Well, the program could have been canceled, that goes in as a lost. So even if they had chose us and it doesn’t — and the program is canceled, that’s considered lost so that goes into the lost column. It could be that we thought the opportunity was a good fit for our feature set and it turns out it wasn’t, that’s part of it. And there’s a small portion of that, that they’ve decided they’re going to stick with a different competitive solution for whatever reason they have. But the win rate or the selection rate of Microsemi is fairly high and we continue to collect more opportunity.

So 58 of every 100 opportunities that we collect are choosing Microsemi. Another thing that’s a new dynamic for us with these FPGA product lines is the market segmentation. For those of you that have looked at this products a couple of years back, you know that it was heavy in just the aerospace, industrial and defense. Well, 25% of what we’re winning today falls into the communications category, which we talked about as a growth segment for us. That said, we’re penetrating the communications market with our value of our FPGAs that we have today and our differentiator.

So you’ve seen our SAM expansion. You see where we’re focused in the market today. We’ve got compelling differentiators that matter to the market and this is the evidence that shows the traction that we’re getting in the market today.

Now I’m going to go through 2 slides fairly quick and these 2 slides are intended to show you some examples of the applications that really value our differentiators that we’ve got. The first is secure boot CPU network equipment. We’ve talked about security and we’ve talked about hacking into network-type environment and what we’ve learned as an industry it’s not just about software protection, you’ve got to have hardware protection as well. And one of the most vulnerable times that a network can be taken control over is during that initial boot of the system.

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So once the CPU is up, you can argue that the CPU takes control and they start managing security-type features, but who manages the boot up of that CPU to begin with? It’s a simple memory that could be loading some firmware and that’s susceptible to someone taking control at that given time. Well, we’re being architected now into key systems with data centers where our FPGA is really managing the boot process because it is a root-of-trust. You can trust within that FPGA to ensure that network equipments are secured. The other is SFP modules, a small form-factor pluggable devices, the new specs out there so it has to be under 1.5 watts and there’s a form-factor that has to be met. RFPGAs have the unique capability of meeting that power requirement and also the form factor and we’re seeing traction in SFP-type modules.

Small cell and backhaul, we’ll be talking about — more about that in the comp sessions, but that’s also valuing the low power and the security features to protect IP.

If you look at the defense and the security market. We talked earlier about foreign military sales. Well, you also need to protect the equipment for foreign military sales and one of the things that we have been selected for and these are design ins and wins as well, is that we are actually booting up SRAM-based FPGAs. So we don’t play again in the very, very large segment of the FPGA market, we talked about that earlier on. So there are some defense applications that need the biggest, fastest feature-rich SRAM-based FPGAs out there, but they’re not secure. So how do you secure them. You’ve got now a Microsemi FPGA next to each one of those ensuring that it’s securely booted — not only do we secure the boot processors but we also securely boot SRAM-based FPGAs.

Secure comms. It’s an ideal fit for our product. If you look at all the security features that we’ve got, the anti-tamper capabilities, the cryptographic cores that are provided within our product, it’s an ideal fit for the next-generation secure comms that are being developed in the industry. The same with the secure embedded systems, whether it be UAVs or tactical equipment that are on soldiers that require batteries. You want a longer life, you want that to be secure and our FPGAs are ideal for that and we see a lot of traction in that — in those areas as well.

So conclusion. We have a — we’re aligned with the shareholder value proposition. You see the profitability of the markets we’re going after. You see the end markets that are bringing in stability and growth. You’ve seen the SAM expansion that we’re focused on and you see what we’ve done from a strategic customer importance as well.

I think we have time for questions or…

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Question and Answer

Robert C. Adams

Vice President of Corporate Development

A little bit longer, but how about just 2 questions, please. Tore Svanberg?

Tore Svanberg

Stifel, Nicolaus & Company, Incorporated, Research Division

Yes, just 2 very quick ones. First of all, as you go out to the mainstream FPGA market, can you talk a little bit about all you’ve done from a sales channel perspective there? And do you have any numbers or data — numbers or data to make us feel comfortable that you’re actually getting a lot of traction with maybe a distribution network?

Amr El-Ashmawi

Worldwide Vice President of Strategic Marketing

So we do quite a bit in the channel, but we’re structured in the sense that not only do our direct guys focus on strategic accounts, but we’re also working very good with the channel. There’s lots of press announcements talking about trainings and seminars and educating the market on our value proposition and how to use our FPGAs. A good portion of what you saw, the $300 million of active opportunities plus the $130 million of active design ins and design wins, they’re a combination of distribution efforts as well as our direct efforts.

Tore Svanberg

Stifel, Nicolaus & Company, Incorporated, Research Division

And my follow-up was going to be on the $130 million. What’s sort of the time to actual revenue because I mean I assume a lot of that is basically sitting in backlog and haven’t gone to production yet?

Amr El-Ashmawi

Worldwide Vice President of Strategic Marketing

If you look at the model for the FPGAs and the ramp-up, and it’s not specific to FPGAs, it’s really the systems that are being built. Defense takes a little bit longer to ramp up. You go through biddings, a prime gets selected in building the system and that takes somewhere about 18 months to ramp up. Industrial, about 18 months or a little bit longer, depending on what type of applications. Some are actually faster and again industrial is a very fragmented market. Communications, time to revenue is faster than both of those combined. So it does take time to ramp up. We’re about a 1.5 years to 2 years since production. We have seen some decent revenue on our products as well, but it will continue to ramp every year and our models are actually showing about a 2x to 3x increase in revenue per year for the next 2 years to come.

Robert C. Adams

Vice President of Corporate Development

In the back. David Wong?

David M. Wong

Wells Fargo Securities, LLC, Research Division

Just a clarification. You might have said some of this, but you went through fairly quickly. On your slide where you have the technologies, 16 nanometers, is that — you guys have already announced you’re going to Intel. Is that 16 nanometers of Intel or 14 nanometers of Intel? And similarly — and also, when do you expect to have the samples of 16 nanometers and 20 nanometers and 28 nanometers?

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Amr El-Ashmawi

Worldwide Vice President of Strategic Marketing

So we’re not in — I just want to clarify something, then I’ll address it. We’re not in the technology race to build the biggest, fastest FPGA that’s out there. Our next-generation FPGA that’s coming out, is targeted for 28 nanometers, where we believe we can get some compelling differentiation and meet the needs of the mainstream market. Yes, we are working on the next technology and those beyond that as well. And we haven’t commented on it very much, but it’s 40 nanometers.

James J. Peterson

Chairman, Chief Executive Officer and Chairman of Executive Committee

Thank you, Tom.

Amr El-Ashmawi

Worldwide Vice President of Strategic Marketing Thank you.

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Presentation

James J. Peterson

Chairman, Chief Executive Officer and Chairman of Executive Committee

Our next focus product area today is timing. Here’s — to talk about FPGAs, he’s here to talk a lot about timing. Here to talk about that, to get the ball rolling, it’s Roger Holiday.

Roger Holliday

Thank you. Hi, my name is Roger, and I’m the Vice President and General Manager of the Communications Products Group at Microsemi. And this is my first opportunity to participate in one of these, I’m pretty excited about it. I hope you guys will have me back again. I’m going to co-host the session with Maamoun Seido. Maamoun is responsible — he’s the Vice President and the Business Unit Manager for our Optical — our Timing and Optical Products based at Ottawa, Ontario. And we kind of stole Maamoun from a prior role as a Timing System Architect, and we’ve got him very successfully running a Timing business up in Ottawa. And I have a deal with Maamoun that he’s only allowed to wear his pocket protector 1 day a week right now, when he’s at the job, because of the nature of his new business, but he’s doing a really good job for us. So we’ll split a little bit of the overview of the Timing, and then he’s going to talk a little to small cell. And then I’ll come back and I’ll finish a little bit with some residential gateway.

But I think the first point I want to make when we introduced this whole concept, the explosion in data and how we are all lusting for more and more access to faster data and bandwidth, I think everybody in this room remembers the day when I sat on the couch with their — they had a 7-pound Compaq notebook, and you’re pretty excited because you got rid of that ethernet cable and you were on a wireless access point. It was probably in the same room as you, and you could do e-mail and you could transfer and maybe you sent a couple of digital photos and everybody was pretty happy with that. And if you look at what’s happening now, you go on to the blog sites of all the companies that do manufacture, you have the APs, the notebooks, the PDAs, and people are bitching because they can’t get to the farthest corner of their house, a back closet and get streaming video content, or get out on their patios or when they’re outdoors, it’s just changed dramatically. So I think the answer is that everybody wants connectivity, and they want it seamless, and they want it everywhere. And so all of that plays into the story that we’re going to talk to you a little bit, about Timing. And, well, let me get into that.

So I’m going to look at 3 basic areas in the network that Microsemi’s focused on. We’ve got wireless backhaul, we’ve got data center interconnect and carrier ethernet and routing. And when you look at this, the numbers, the CapEx and the spends there are huge. You’re looking at $8.8 billion, $14 billion in the carrier ethernet. And a relatively new market with data center at only $600 million. But what I think we wanted to focus on and share with you is that the areas that Microsemi has planned. If you look at the lower numbers there, we’ve got — the majority of our efforts are going after LTE cell deployment equipment. We’ve got — we’re going after the data center in a big way, in a number of ways. And also, the ports and the time cards in the comps area, all of these are growing at healthy double digits, anywhere from 20% to 40%.

So I think the job for Microsemi here is to kind of pace our engagements in these markets and try to look at — as they evolve, intercept the problems that we’re seeing come down the path with new silicon solutions, and I think we’re doing a pretty good job with that. We’re going to talk to you about Timing, but I think Maamoun’s going to talk, really what we call Precise Time. That’s where we make a living. We want to emphasize the fact that the more crowded this data freeway gets, and the more things you try to jam down at the more critical, these little windows of time get to be a few. If you start to mess them up, you end up with collisions. You get train crashes and all those things that you don’t want.

So the third point on this, if you look at where the company has changed and how much it’s changed over the last 5 to 7 years, we’re starting to get scale in communications where we can see that when a spend begins in one area, we know that we’re going to get a corresponding ripple in another area. We went into the year with a little bit of softness in Maamoun’s Timing business and his comments were that, what it will take is going to be somebody to pull out their wallets and start spending a little bit in some of these areas and the whole thing starts to break loose. And we’re seeing that now. We’re starting to see some of the spends come, not necessarily in Maamoun’s area, but it will follow. So we’re looking for that to start coming back to normal strength levels in the second half of the year and going into FY ‘16.

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Okay. Just looking at this, it’s a lot of familiar logos that we know, and I don’t think you can pick up a paper without looking in the Business section and seeing several of those on any given day. But what I really want to point out there is that we went from a point where we would — we were happy to take a digital photo and maybe send it to a relative, send it to a grandma. I think there was a whole presentation done by Seagate and the disk drive manufacturers of what this storage of a photo did to the whole disk drive market. How did this one megabit would end up getting stored hundreds of times and generate hundreds of megabits of storage capability. I think the things that we’re pursuing right now as users and as manufacturers are going to do the same thing in this whole data network. If you look, we’ve got — we’ve gone from sending a digital photo, maybe even a low 1 megabit pixel photo, all the way out to sending streaming HD surveillance video, or what they call OTT. These over-the-top carriers that want to send Netflix or some kind of movie over your provider, not even using your existing HBO. So there’s all these things that are starting to tap into these pipelines, and all of this puts more pressure on that system, which in turn, puts more pressure on the timing, which makes good opportunities for Microsemi. So I think you’re going to find, as we go through the presentation, that we like our position here, and we think we’re in a better position than our competition.

Okay. This is a little bit busy, but we’ve been throwing around the term end-to-end, and we talk about end-to-end Timing. And what that means is, if you look, there’s a system called the Grandmaster. I’m not sure how familiar everybody is with that, but the Grandmaster, basically is, it forms the foundation for all the clock networks in our — all the clock signals in our network. You take these signals and they get proliferated, they get duplicated, they get split, they get shared and it’s got to be done very, very accurately from end-to-end. And the clock management timing I see is kind of what I list as the last place, and this is the new area, which we’ll talk to a little bit about today. But other areas, packet timing, optical transport, network supervision and management, as where Maamoun’s businesses made a very, very good living and a very, very profitable business. And the Grandmaster systems were some of the changes we’ve made in the company in the last year. That’s something that we actually manufacture. And, in fact, Microsemi participates in every one of these blocks that are on the sheet.

So just to talk for a second to the clock management timing, I see this is an area that we entered into. I think we started talking to you guys about a year ago, maybe a little over a year about moving down the food chain a little bit, from some of our higher, sophisticated timing circuits. We’ve had a pretty good run at that. We’re having to overcome a few obstacles because of the challenges that we face in a different market, but it’s going very, very well. I think our opportunities — if you look in timing, about half the opportunities that we generate are coming out of this clock management area. So we’re finding that we’re very well received by the customers because of the experience we’ve had in our precision timing equipment. This is actually a subset of that, so there’s no technical hurdles that we have to get over or prove these guys that we can make a product of the caliber that’s needed.

So I guess, in a nutshell, when you look at this whole thing, the grandfather — the Grandmaster system, it gets its signal from an atomic clock, I think there’s maybe 2 of these operating somewhere in the whole, maybe in the world, I know in the United States. And we’re not going to go into that. There’s 2 — we’re not going to go into that market for volume reasons. I think we’re going to — we could buy one, we might buy one of those, but we’re not going to go into the atomic master. But from that point, the Grandmaster, Microsemi is kind of linked to everything throughout there. And there’s an interesting story. We had — you saw the new iWatch and everybody’s making claims about one of the highest accuracy watches ever manufactured. It’s going to give you the ability to measure heartbeat, which I’m not sure why you have to have heartbeat down to like 13 significant digits, and all that. But the bottom line, it’s just a clock. It’s no longer a Swiss movement like you get from Rolex, with precision gears. It’s something that’s getting a signal from the network. And the chances are good if you look at the way that we’re positioned, we’re probably giving them the time, in one way or another. It’s interesting, but all these things are changing the way that we work.

I talked a little bit about the market in Timing itself. Here’s some reasons why I like Microsemi being there, and some of these will come out in the discussion that Maamoun’s going to have, but we are still the leaders in Timing. We’ve been in the market a long time. These systems go in, they’re very expensive, they run for a long time. They want very good reliability and maintenance, and this is something that we’ve proven we can do. We’ve sold over 25 million PLLs into that marketplace and we’ve made all the standards — if you incorporate what we do in our systems group now, we supply over 60% of the world’s time, the network time protocol. So we’re entwined in everything that’s running in your pocket or on your desk right now.

As part of the portfolio. Pretty broad portfolio within the areas that I showed you on the previous chart. We’re very strong. We’ve got over 150 products in production. We address all the different 1588 SyncEs on it. All the different clock distribution needs and solutions, and we’ve got good credibility with everybody. All the logos that I’ll show you on the following pages, that time and network, we supply to all of them, virtually all of them. So we’re pretty well-positioned. It’s kind of ours to lose, as they say, if you’re going to, but we’re not going to.

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MICROSEMI CORPORATION ANALYST/INVESTOR DAY MAR 18, 2015

And moving down to IEEE 1588. Jim always kind of bugs us about what’s this pack of Timing PTP and 1588. I think Maamoun’s going to touch on it a little bit today, but we’re the leader. We’re the leader undisputed in 1588 and OTN, installations right now and solutions, and that’s something that we’re pretty proud of, and that’s a very, very hot market right now, so lots of people are coming to us to help solve problems that they’re seeing in PTP. And the last one, this is our new segue into clock management. I think this is something that we’ll get to stand up maybe at this meeting next year and talk a lot more about the revenue we’re driving. But the opportunities are very promising, and we are continuing to invest in that. I think it’s going to be a really good market for us.

Okay. I’m going to let — Maamoun’s going to pick up for — just the balance of this thing, and then do the small cell, and then I’ll give you a little over — mini app on our residential gateway.

Maamoun Seido

Thank you. Am I good? Okay. Actually, I thought I would start by trying to explain to people what we do. I mean, we provide what’s called Precise Time, and, of course, my grandmother thinks that I make watches. But honestly, what we do is a little bit different. I’ll talk a little bit about the history of time. It only started — history of time reporting or time tracking. It only started about maybe 170 years back. It was in England. People were starting to run trains, and they realized that the time difference between London and Bristol is about 10 minutes. The actual time reported there. Of course, that’s a disaster for trains trying to share train tracks, that’s — was — seriously. And that was the reason, because every city, every — was trying to track time based on the sun. And, of course, everybody was accurate based on the sun, but the problem there is that between Bristol and London, there is 10 minutes before the sun to move from London to Bristol. So at that time, about 170 years back, they decided, okay, let’s — we need to have the right time. Everybody needs to follow London time. Later on, it became, let’s see they used to call it railway timing. Later on, it became the Greenwich mean time. But honestly, so only at that time were people started to track time, because they have a network of trains that need to move and everybody have to move at this Precise Time. And as they — that network of trains starts to expand, and the train’s speed starts to increase, the more and more accurate time you needed. That’s exactly the same thing we are talking about here. We have a network and things are moving in that network and they have to be synchronized. As we increase the speed of that network, more Precise Time is needed. And as we expand that network, more Precise Time was needed. So we spend here another maybe 10, 20 years talking about more accurate time as we move forward.

If we talk, for example, about wireless. In wireless, basically, if you don’t have really Precise Time, most of our phones will drop the call. And how that is required? Because if you have 2 base stations, these 2 base stations are supposed to transmit at 2 different frequencies. And these sequences are separated, 2 different bands separated in sequences. If these 2 base stations did not have the exact same frequencies, these frequencies will overlap and your phone will drop the call.

Sometimes in CBME in the past, in LTE today, they — with the same frequency done, they separate by time clock. So 2 different base stations will be using 2 adjacent timeslots with only a couple of nanoseconds, microseconds differences between the 2 time slots. If the 2 base stations do not have the exact same time, these time slots will overlap, and the call will be dropped. So you cannot run a wireless base station without having Precise Time, and we are talking about extremely Precise Time. About one microsecond error between base station to base station, and this is where we make our living, honestly.

So the same thing, for example, in data center interconnect, what we call optical transport network. It’s a — you are trying to get the client, Ethernet, [indiscernible] and others, into a big pipe, a big, it’s a — like a big OTM pipe. These different clients could be coming from completely 2 different service providers, Verizon, AT&T, mixing. Each one of them has its own time to win[ph]. If you do not recover the actual clock or the actual time for each one of these services, again, your buffers will overflow or underflow, so you have to have the exact Precise Time and you have to recover it. So in OTM usually there is a PLL to actually provide — to extract the time back again, for every independent client in an OTM, an OTM link.

Finally, in the carrier ethernet. This is the — basically the network that carries all of these services. If you have 1 or 2 or 3 services that need to be carried, or by carrying an Ethernet that needs time, like wireless, like cable, then that carrier Ethernet needs to carry Precise Time. So our very smart company started ways like maybe 4, 5 years back to recognize that, oh, I need to synchronize my Ethernet. I need to carry time in my Ethernet, because I want to provide some service to some stuff which suppliers buy. As I mentioned, wireless was one of the biggest problems at that time.

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Okay. I mean, time was always there. Ten years back in CDMA, they needed extremely accurate time. At that time, Symmetricom was providing the more expensive timekeepers for these CDMA units, these CDMA base stations. Now today, these base stations are not in a location where you can easily put what’s called a Grandmaster. You can put the timing source. You have to transmit the time over the actual network.

These are the mean sort of products we offer. We call one packet timing, which is the ability to transfer Precise Time over the packet network. I’m not sure if you are familiar, but like — Ethernet was not designed to carry time. Bob Metcalfe, I think was brilliant. He thought no, no. I don’t need timing, I don’t care. All packets can be transmitted at that same time. If we got a collision, sorry, you send the packet back again. If you cannot do that with trains, but really, this is the way he thought about it. It was brilliant. You can send packets whenever you want to, collide? Okay, we’ll send them back again, no problem. Buffers overflow? No problem. We’ve got flow control. Stop sending, because I’m full, okay. And if you are full as a switch, you stop dropping packets, they’ll be sent back again.

Now Ethernet was not designed to carry time. Now the problem is, with the new stuff, we have to carry time over Ethernet, and this is where we make the good living. Basically, we have solutions, ICs, software, protocol, like 1588, algorithm that takes a packet network, which is supposed to — packets supposed to arrive at any time, with packet delay variation. And then we still recover the time back again through that, sort of [indiscernible] class or this untimed network. So this is exactly — like this is the value-added in this particular market.

And, of course, everything going to IP, everything going to packet and there are lots of traditional packet networks, which never knew anything about time. And we still need to transfer time across it, such as, for example, when you put an enterprise base station across your low-cost packet network inside your enterprise, which knows nothing about time. You still need to transfer time over that enterprise network, which does not know anything about it.

Another thing is an OTN. An OTN would provide the PLL. PLL that filters the sort of clock recovered from the ASIC. The OTN, like the optical transport, like ASIC. Each one of these ASICs could recover an independent time for every client, and then you need sort of the PLL that filters that clock to drive the actual cost, okay? And this is the PLL we provide. Then this is why in these systems, you need as many PLLs as number of clients you have. So you have boards which have 48 PLLs and 24 PLLs, and we are on these boards. And usually — I mean, we had one of these high-density sort of solutions out there in the markets with 4 channel solutions, but this is what you need to provide. You need to provide a PLL to filter the clock at each one of these OTN systems.

Lock is on our clock engine — clock management solution. We have access to most of these communication boards. We are designed in with our high-value devices. Our clocks, our package timing and our clock line — our OTN solutions. So we’ve thought that okay, we need to provide the clock all the way to the ASICs, or to the SOC that needs that clock. So actually, there is a need on these boards have some clocks synthesizers, some clock buffers to actually put the clock — to drive the clock tree on that board, and this is what we provide in our clock measurement solution. We provide a sort of a clock comparative, extremely, a high-performance sort of a clock tree or clock management solution that allows us to drive the clock all the way to the ASIC or to the pen that needs it[ph].

Now we do not have many competitors actually in this market. I know that maybe there are more players in the timing or in the clock market. But as I mentioned earlier, we are not just a clock company. We provide Precise Time. In the meantime, yes, we do output this in the form of a clock, but we provide time. This is exactly what we excel at. Honestly, in sort of Precise Time, there’s very few guys who can have something similar. Like IDT has some — like think epad [ph] solutions, similar with [indiscernible]. But honestly, to have that complete Precise Time, which really needs 2 main technologies, synchronous Ethernet and IEEE 1588. We are the only ones who have the complete solution, with both of them.

Performance, you take performance in particular. At the end of the day, we need to drive a [indiscernible], we need to drive a high-speed link. So we need to have — that clock needs to be good enough to drive that high speed lane. I mean, you started with 1 GB and 10 GBs, and now people talk about 100 GBs. Our devices have to drive 100 GB links with margin.

Okay. Flexibility. There are so many networks out there, and lots of service providers have special needs, and your solution needs to be adaptable. So you willingly provide a turnkey solution, but it is customized for particular sort of customer network. Most of our big designs with Tier 1s have special things, where — that makes that network — their network work better, and that’s what’s needed in this type of solution. Of course, our experience in end-to-end, and here, end-to-end is, we drive the clock, starting from GPS, with our system solutions all the way to the pin of the SoC or ASIC

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that needs it. So we have access to service providers like the AT&Ts and the Verizons of the world, to know their networks, to know what’s going on there to improve our protocols, to improve our algorithms. That gives us a huge advantage compared to anybody else who is playing in the Precise Time or is trying to play in the Precise Time market.

And finally, as I mentioned, clock management. This is, again, something new to us. We are focused only on communication boards, on the stuff which we — where we are designed already today, like the wireless network, the carrier Ethernet stuff. This is where our focus today. And in our stock solution, management solution, we have a limited portfolio. We might have maybe about 28 softwares; 10, 20 synthesizers. This is, of course, a fraction compared to some of other players in the clock management. But it’s something we are heavily invested in. It’s something we’re going to continue working on, and we are doing more and more cost-effective type performance, type clock management solution.

In the market we play in, like the wireless data interconnect carrier Ethernet, we are in every market maker in these particular markets. We’ve been designed in, we have like — revenue coming from most of the market makers in this chart.

Precise Time have way more, like potential markets as — than the stuff we are working on today. As I mentioned, we are working on the wireless, we are working on that data center interconnect, we are working on Carrier Ethernet. But the application for that is much wider. Here in the couple of — next couple of slides, I’m just going to take about potential, sort of emerging markets into Precise Time. Things like mobile and IP phones. We — these things, because they are indoor with LED glass and all of that, you do not have very good GPS coverage. Precise Time helps GPS. I’m not sure how many of you know how that works, but definitely over lunch, we can. But yes, GPS relies on time from the different satellites. And if you access it with Precise Time already there, it makes the acquisition much faster, even if you have limited amounts of satellite that you can see at the same time.

In the cable industry, cable trying to compete with DSL or [indiscernible] and fiber to the home. So instead of being in the head end, they’re trying to go closer to the curve, to increase the bandwidth that’s going to the customers. As they do that, the traditional way of carrying timing in cable, which is usually what’s something call DTI is sort of like a copper wire, this cannot work. They cannot send it all the way to the curve. So now they are sending the data over of course the IP network, they need a method to carry timing, because upstream, from your cable, from home, you are sharing time slots. All the different houses will share time slots, and they need to have — each has to have its data transmission upstream based on these timeslots. So they are looking and already started working on to provide Precise Time using 1588, and there is already something working on in the cable profile, so just for that.

Of course, it’s automated. Everybody knows it’s being shifted into IP-based, and time is required even to synchronize your speakers or the sensors of when you have reporting issues.

In the financial sector, we are already selling today lots of Grandmasters, to synchronize, of course, when the transactions are happening. People who are providing the equipment for these systems, they are carrying timings for the same exact reasons. There are other, of course, applications like power, phaser alignments and stuff. Industrial automation report it as time alignment. And of course, broadcast video, to be able to make different videos to align frames.

Now our timing is — expertise, and actually good execution has provided growth. In the last couple of years, we enjoyed very significant growth. And we are — I mean the design wins we have today are telling us that we’re going to continue that growth back. We are an established leader in this market. We have a complete end-to-end solution, and there are lots of emerging markets that would require that Precise Time, the features we need.

And with that, I’ll end this segment of the presentation.

Roger Holliday

[indiscernible] and trying to get back on time. Let’s not — let’s hold these questions for the end.

We’re going to move from a product focus, talking more about a few application focus areas for us. Areas where we’re driving more dollar content at Microsemi, accelerating our organic growth rate as we take more socket. Here to continue to speak about that, in the small cell and backhaul markets, is again, Maamoun. Thanks.

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Maamoun Seido

Okay. Apology, but can try to speak faster, maybe? No. So basically, I’m going to cover some applications. Here, I’m going to talk about small cell. And I’m not only going to be focused on timing, I’m going to be more generic. Like I’m going to talk about small cells and Microsemi’s play in small cell overall.

Small cell. It’s basically — the existing micro cell infrastructure is starting to see some limitations and to, again scalability, people are moving into smaller and smaller cell. And there’s lots of — sort of — reasons for that. One of them, for example, some of the LTE, very high frequency bands, they don’t have very much — too much reach, so you need to work with the smaller cell. Of course, also the growth of the network requires that.

In this discussion, we’re going to follow the sort of small — like the Small Cell Forum, definitions of small cells. And they have — like breaking them into urban, enterprise and home and rural, based on the number of users and the location where they are located.

Of course, some people ask why small cells, even though this argument’s been asked for several years and been answered, which is growth, of course, the network bandwidth, and everybody going mobile. I mean, if not you, at least your teenage children. They are doing all of these applications over their mobile devices, and that, of course, push the bandwidth requirement for the mobile to the extreme. And that’s what’s forcing what’s called a densification of the mobile network. And when we say densification is that, what if you have, let’s say 4 bands on the 1.7 GB LTE bandwidth, you can do 1 — 4 macro cells to cover an urban area, each one of them having its own bands, for example. But that will give you limited bandwidth. What you could do is have — can be hundreds of them, and each one of them brought like using a smaller sort of coverage area, and reuse these bands between east and west, of course, over the CTM[ph] phones. That’s sort of the way it’s going to present itself for you to get the bandwidth you have.

Of course, if you — there’s lots of — big hype on small cells, and we’ve been following it for years, actually. For sure, if you read 2 or 3 different markets, of course, will give you completely different numbers, in terms of small cell growth. This particular one is from Infonetics. Now the thing which is for sure happening is that it’s going to happen and the growth’s going to be double-digit growth. We believe that most of it will be at least, in the early stage, will be in the what we call small cells like the rural, the urban, the enterprise, which is not extremely small, not [indiscernible], but a slightly larger cell, and that’s because this is where the money is. People can afford this, and it is solving a problem. It’s going to be cost-effective type of solution. But definitely is going to happen, and the small cell will happen before what’s called central or the residential tap.

There are challenges in small cells. Everybody knows location is usually — a very unusual, very — sort of inaccessible location. Power is a huge channel. Either it’s not available in that location or you need to be consuming extremely low power footprint. I mean, you are putting these things on lampposts. You are putting, like these things in a small — like you don’t have too much — a big area to put these things.

Cost. Some of these things, like especially the residential stuff, the deployments happening today are between trials or a customer calling, I don’t have coverage in my home and the service provider will send him a free small cell to solve the coverage problem. So literally, people don’t want to pay any money for the small cell. And finally, the security. These systems, these small cells are put into an unsecured place and usually is going through an untrusted network and you are trying to pass this information, all of that trying to solve this problem with that unsecured or untrusted network. So these are the main challenges that people face. Of course, with challenges, there are some opportunities for us.

Now, as I mentioned, small cells are broken into multiple sort of segments. We have solutions. We have network synchronization solutions. We have power over Ethernet solutions. We have secure SVGA. We don’t push everything everywhere, like for example, when you go into outdoor units, we know that’s going to push our few units then. When we go into residential, we cannot push a full PLL, [indiscernible] PLL inside the residential low-cost solution. You really push our IEEE 1588 software solution on our power PoE IC. So we have — not everything is going everywhere, but we do target small cells with different segments of our product portfolio.

I mention again the focus is synchronization, Power over Ethernet and security, and I’ll be talking a little bit more detail as I move forward. So here, we are putting a general, sort of a block diagram of what the small cell will look like. Or even a backhaul, maybe a backhaul will have a switch here also. So — and usually, we are in the support circuitry around the small cell. We are not really in the data pack. Until the announcement today, we were not in the data pack. But usually, we are in the sport circuitry, we are in the power, we are in the security and management, and we are in timing. For example, in timing, we offer integrated circuits that fits inside these boxes, in terms of ICs, protocols and algorithms to recover Precise Time. I mentioned earlier, Precise Time, small cells, post base stations. It has to have time. With no time, you will not be able to do transmissions.

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Also in the systems, our — basically our integrated masters, that’s been deployed in enterprise. Of course, small cells for distribution of time inside the enterprise and also distribution of time in the network itself.

Our PO solutions. The IP business, it goes into the small cell when it’s previously considered as a solution. It goes in both ends, into what we call the PSE or the source, and it goes into the termination or the power device sort of solution. Our — if it was an afterthought, where people did not think of building a power or Power over Ethernet into the small cell architecture, our mid-span solves the problem.

I hope you understand that power is a major problem for small cell because of multiple things. One, I mean, you only have an Ethernet cable going through that link, so you need to carry power over that Ethernet cable. That’s one reason. The other thing is, that if you need — like if it’s on a post of, like a lamppost or somewhere on the side of the building, if you are powering it through an outlet, you need to send a licensed technician, which would cost you money to do that. So they love the idea of Power over Ethernet because you don’t need a licensed technician to carry power over a cap 5 or a cap 6 cable. So that’s a big advantage over traditional power, like methods of providing power to these base stations. So this is where we play a major role, and everybody’s expecting that PoE will be a huge part of small cells, there’s sort of no other alternative there.

And last of course, definitely not least. I mentioned that it’s going to — installed in untrusted locations, and going through an unsecured location, and going through untrusted networks, so security is a major part. And definitely, our FPGAs, our secured FPGAs, tamper-proof FPGAs will play a major role.

One of the things which — actually, after today’s announcements, is — with [indiscernible], they have one of the best 5 out there for the comm market. Specifically like — I mean, they started with being the first to offer the sequenced Ethernet timing features into their files. They have one of the most accurate 4 nanosecond time stamping ability for the 1588. So actually, their files does present a very interesting solution for this type of applications. Lots of people talk about also security. It’s nearly impossible to carry time stamping on an IP [indiscernible] over a secure file, but they manage to that within their architecture to allow to carry like 1588 — like time stamping on top of the IP security stuff. So they will play a good role in that.

That switches into the back haul stuff, will also — the small switches will play a good role in that.

And I think this covers the small cell stuff.

Unknown Executive

[indiscernible].

Roger Holliday

It seems like that’s not supposed to happen, but it did.

Okay, just going to give a brief, a little insight. I’d like to say application, I think you guys will too. And one thing that we’re all aware, and everybody in the room’s got, has got a residential gateway in their house, and this whole idea of, if you increase bandwidth to the home, you want devices that can take you — take advantage at in the home and vice versa. If you’ve got all this high-powered stuff in your house, you need pipes that are capable of delivering data that you can kind of optimize the system.

So we showed this vertical about 18 months ago as a good product fit for Microsemi, and we thought it was a place where we could leverage a lot of our core competencies and our core technologies. We have lots of things that fit, which I’ll show you in a couple of minutes. And we’ve always been a big proponent of system engineering-driven solutions. That’s something at Microsemi — we think that’s the way that you succeed now in semiconductors. The customers don’t want to design it. They want you to be — kind of spoon feed these systems, and that’s something that we’re working really hard at doing. It does provide a good value proposition to the customers.

So looking at what is a broadband gateway. Just as a quick intro. Everybody here’s got one, I’m sure, depending on the type of service that you’ve got in your home. The gateway will be a little bit different, depending on how long it’s been in your home. It’ll be a little bit different, but there’s — there are systems out there that are made to handle cable, fiber, wireless interfaces, even satellite. So I think the gateway has become exactly what it says. It’s the connection point between your service provider and your home network. And as our demand for performance out of our home network increases, so does the demand on the gateways.

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So the evolution of these, if you go back in time, you might remember the first ones, you had basically a router. And you had a router, and it ultimately, it got a little 2.4 gigahertz wireless that had some range that was reasonable, and you could get rid of the cable, and we were all content with that. It’s evolved. We’ve had orders of magnitude of changes in the data rates that we can put through these things, and it’s continuing as we go. We’re probably on our third or fourth generation of wireless technology that’s embedded. We went to 802.11 BG, and all the different protocols. And now 802.11C, which is a dual band, a 5 gigahertz and a 2.4 gigahertz dual mode AC, and it’s got the ability to deliver pretty high data rates through it.

So these boxes are changing a lot. And every time that there’s a new feature set, that it gives the service providers and the operators the ability to hopefully get you to pull out your wallet, upgrade the piece of your equipment that sits in your house and maybe at the same time, gets you for another $13 a month for maybe a security monitoring package or home automation. So these operators have started to use the Gateway as a really valuable tool in driving their revenue models, and this is something — it’s very good for us. The replace rate, and I’ll show you that in another slide, as things like home security, glass breakage, video surveillance, they’re all very, very strong for us in driving the need for better technology, the need for better timing, and it all kind of rolls downhill.

So why gateways? It’s a big market. Okay, if you look at it and you’ve got somewhere between 700 and 1 billion subscribers. It’s huge. The growth is not staggering, but nonetheless, it’s a market that’s got — it’s stable. It’s going to be there for a while. There’s lots of new services that are being introduced. You’ve got the home automation. That’s one, I think, from a green initiative. You’ve got lots of security, glass breakage. And those are all things that we’re going to incorporate, and we’re starting to see them being incorporated into the systems now.

With — there’s upgrade cycles growing on in almost every part of the world. If you look at — it doesn’t matter what the level performance of the systems, everybody is trying to improve that. This “faster is better” kind of mentality. You’ve got DSL going G.fast and GPON. Cable with DOCSIS fiber. Everybody is trying to win this race and the operators and the service providers are all competing in that, because the guy that can give the best service is the best guy that’s going to end up selling the movie and supporting the Netflix applications and all the things that go with it.

So, I guess, in summary, our appetite here, it’s really moving from megabits to gigabits. And the activity that we’re seeing in this — in my group right now, we thought we saw something strong coming out of China in the end of last year. Turns out, it wasn’t just China. It started in Europe in January and the United States in February, and we’re probably in one of the most aggressive business pursuits that we’ve been in, in a long time in a similar — we’re actively improving and increasing our wafer capacity right now and our test capacities to handle that, and we’re excited about what we’re seeing down the pipeline.

Talk a little bit more about that. So here’s what I mentioned, there’s the race to the long gigabit. And it’s a healthy competition and the operators drive it, but there’s lots of tricks that people are trying to play to get that last leg from the distribution point or from wherever your last service node is, into the home. And they’ve got to do it economically, and we’ve got to do it efficiently with very, very high quality, high-speed data rates, and that’s something that we spend a great deal of time.

Cloud services and multiscreen, all these things are things that we’re starting to utilize, that are just increasing the need for the pipe diameter.

Let’s see, just go into this. This is how Microsemi looked a while ago. And when we started to separate in verticals, we were looking at how we might fit. And we basically aligned ourselves really strongly with the broadband guys. We had people like Broadcom, that we’d joined up with and we do reference designs. And we do the voice circuits, the FXS chips for Voice over Internet. And it’s pretty good business. A 2-channel solution right there. Things start to move along a little bit, and next comes the discussion, I think, that’s he’s going to have with you in a few minutes. We’ve got a little bit of an Ethernet switch play there, that we can start talking into residential gateway. We’re going to start looking at that tomorrow morning at 9:00, and how well that may fit with this market. You’ve got this advent of wireless connectivity. This started out at a 2.4 gigahertz, one by one. One transmit, one receive kind of a function. Those have gone to 2x2s, they’ve gone to 4x4s. We’ve got designs right now that are getting finalized with equipment manufacturers that are going to 8x8.

So even though the WiFi has not has gotten all that crazy exciting in these high-performance devices, the content that they want to put in there is 8x what we did on our initial one. So WiFi has become — it’s become critical in the home. People you — everywhere you see, they’re walking around with a notebook or a tablet, and you’re trying to make sure that you stay connected to your data route.

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So 802.11 is a little bit of a sleeper. Tough market, but it’s a good market for us right now.

Home network, we’ve got a MoCA, Homeplug. You guys are probably right about these. These are ways that people are trying to solve some of the problems of connectivity in the house. WiFi is not always great, depending on how — if you have a ranch home laid out, and you’re 120 feet to the far end of the house, you’re not going to get a good signal there. If you’re in Europe, and you’ve got 2-foot wall concrete fixed, you go around the corner, it’s like a bomb shelter. You’re not going to get good signals there, so everybody’s trying to figure out how you can get these signals distributed. Broadcom is introducing, in the second half of this year, in high-volume, their first — the PLC base, where you’re going to start using multiple modes of communications within your network. So you’ll be transmitting WiFi, you’ll be transmitting over the AC power lines in your home.

Sometimes, that AC powerline will require another box elsewhere that’s got to be connected, and it’s going to be become another emission point. The beauty and the reason we love that is that, now you got 2 boxes that both need power, and they both need to talk data. That’s our main. We have PoE, we have all these ways that we do this, so it’s playing very nicely into Microsemi’s core competencies. I called it powered wireline Ethernet here, but the term PoE is usually what comes to mind. But every time one of the service providers or the carriers comes in and says, I want put another box in your living room, and I’m going to set this one up specifically to look for the last breakage. Or I’m going to monitor it, it’s going to monitor ambient brightness conditions. All those things require power, and they’ve all got to talk to the main systems. They’re all great candidates for a proven PoE system. So it’s a really, really nice fit for Microsemi.

And then last but not least, we’ve got this low power. The emerging of all the ZigBee, and these are the things that — I think you talked about the IOT, the Internet of Things. And while we’ve got a play coming up here in the BOE, it’s a little too early to talk about it. But we will have products that will come in and operate at different frequencies within this network.

So if you look at it right now, we used to have a line circuit that we did. Now we’ve got the ability to go in and sell, not only a WiFi solution, and our PA or an LNA, but we’ve got the ability to put as many as 8 of them into a box. We’ve got home network line drivers, we’ve got powerline conditioners. We’ve got designs right now that we’ve got 4 of those 6 boxes being serviced by Microsemi content. And I think what’s really cool about it, these WiFi opportunities that we’re getting right now, these are deals that our Austin group has owned for a long time. They’ve got 65% market share in voice circuits in the world. These guys are giving us a look at stuff that we never saw before. And these deals went down before we even knew that they happened. So we’re starting to win programs as a result of some of the scale that we’ve got as a communications guide.

It’s a great application for us. I told Jim, that suit guy, you’re going to like the way we look in this. I think it’s a good market.

More important than I showed you in the subscriber growth. This is where it gets kind of cool, that subscriber growth was not all that impressive. You’re looking at 15 million additional subscribers per year on numbers of like 800 million. But if you look at that slide I just showed you, and what our content does to it, it gets much more attractive. So this is that same look at it, from a SAM expansion. We’ve taken a number that was in the single digit, low-single digit growth to like an — to the guys that are tracking new subscribers. And we’ve made this over 30% aggregate. I mean, year-over-year, we’ve got CAGR gross, over 30% for the foreseeable future.

And the funny thing is, every time we solve one of these, and you think you’re about where you want to be. It’s kind of like your phone, they decided that, that camera’s not good enough. It triggers this upgrade. So Infonetics says there’s 200 million of these boxes being done annually, and if only 40 million of those are being used for new subscribers, that means 150 million to 170 million of these boxes are just replacement boxes, where a guy says, hey, I want that. I saw that on the news. I want that AT&T thing, that commercial that we all hated, where they walk around with that box and put it outside, and — but all these kind of things are what trigger the need to go out and replace your gateway.

I showed this to my associates, who are very helpful last night, and I said that this is one of the things that’s emerging. And they told me, maybe we needed home security, because we had no wall in the house. And I explained to them that it was an illustration and that there would normally be a wall in that house, but thank you for that help.

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But there’s basically — kind of wraps up everything we did in there. We’ve got voice circuits. We’re the dominant guy there. We’re at 65% market share. We see everything that goes down. We deal with everybody’s Internet space. The WiFi and the PA/LNA. We only play in the high-performance markets now. That’s where we’re — are trying to keep a foothold in there, and to keep growing the business. The line drivers, those are new incumbents. You’re going to see probably the majority of that for us in FY ‘15.

And then I kind of clump these last 2 together. The PoE and the RPF are both the way we can get power and data to 2 different places. And the RPF, I’ll show you. I think I’ll go to that real quick. The RPF, this is a case like, where with fiber, when they want to get it to a distribution point, they get fiber there, where it used to be of — some kind of a passive network where they just had to distribute the channel and that would be to do some horsepower and some crunching there, so they need power. We’ve shown a method where you can take power from the home in the reverse direction, through the same cable that I’m going to take the data, and we can power that system there. They say it saves the service providers and the installers anywhere between $700 and $1,000 per installation, that’s per home. So it’s huge. It’s got the attention of all these guys because they’re trying to figure out how to avoid these $1,500 per home installation, that the payback is too long. So this is cool. And by the way, these are all public knowledge. We’ve had press releases on these in the last 2 months. These were all joint releases with the customers engaged there, and there’s lots of them that we’re not showing you, here because they’re not public domain.

These are the guys that build the boxes. We are engaged with all of them, thanks to our Voice business. We’re probably engaged with half of them now on RF, as a result of the leverage that we’ve been using in that market. And these are the partners that we deal with at the SoC level. Probably strongest with Broadcom and Intel. I know there’s going — probably be some questions later about the Intel, Lantiq thing. We can talk a little bit about that, but these are all the people that we play with. We basically — because of our dominance in the voice have got a pretty good engagement with all of them.

And before I summarize, I was going to tell you on the atomic clock thing, the accuracy of that clock is 1 second in 100 million years, is what that thing is capable of maintaining. And even that 1 second, they’ve got algorithms in that to fix it. So this clock is like crazy, crazy accurate, and that’s why Maamoun got to make stuff that’s really good at not messing that up when we get it from Grandmasters.

So last thing, it’s a growing — this is why we like it. This is a — it’s a growing market. It does have new subscribers. The existing subscribers in that network are having to replace their hardware. Every time the bar gets raised on something that they could do or should do with that equipment, they want to replace the box. And that’s good for us, that’s good for ARRIS, that’s for all the guys that we deal with. And we’ve got increasing silicon content to boot. So we got 3 things. I think in hockey, we call that a hat trick. Those are — that’s a great market for us to be going after.

And I mentioned it earlier. Maybe more important, we love system engineering. If we can system engineer properly, and get to know enough of the guts of these boxes, we get to the point where we’re solving problems for customers that they don’t know they have. And in all honesty, the idea that you start to get smarter than any of the individual customers, because you’re looking at the whole market, and that’s when I think your vertical marketing and your system engineering really starts to pay off as a company, and that’s what we’re striving to do. And we’ve got a real good — I’ve got backlog that’s very nicely positioned, and — for the second half of this year and FY ‘16 is looking really strong in these products. It’s been a really, really pleasant application for us. Okay, that’s it.

Siobhan Dolan Clancy

Well, good morning. My name is Siobhan Dolan, and I’m Vice President of Worldwide Business Development at Microsemi for Aerospace. So today, I’m going to outline some key focus application areas for Microsemi that’s driving growth in aerospace.

So first, to point out, aerospace for Microsemi is 2, almost distinct market segments, namely commercial aviation and space satellite, which are very different drivers in terms of both.

So we’ll start by looking at the commercial aviation market. And I think we were here, the last time we were here, 3 years ago, we outlined the market opportunity in the segment, and we’re still looking at a very positive market outlook. World traffic annual growth is predicted to double over the next 15 years. Demand for more than 30,000 new aircraft is still projected by 2033. Single-aisle aircraft is what’s going to drive that demand. It represents almost 70% of the demand in units. So you can imagine that it’s going to really drive technology, it will be a very competitive marketplace for the major air framers and airliners.

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Fuel efficiency will continue to drive profitability, although we’ve seen that the cost of aviation jet fuel has come down significantly over the last 6 months. Still, very unclear as to the sustainability of that reduction in pricing.

Technology drivers for the more electric aircraft include environmental impact. As important as fuel efficiency is, we also see noise reduction, emissions reduction as key drivers in this market. Weight, reliability is obviously, are very obvious, with operational efficiencies. You’ll see that the mechanical and the hydraulic systems of today are very complex, very difficult to maintain and even repair, so that is one of the major areas and advantages of the more electric aircraft.

You’ll see — when you look at the very large backlogs that we have today and — with the key OEMs, it’s more than 10 years backlog. In order to meet market demand and increase production, they’re increasingly looking at manufacturability of the technology. So how can they meet those — how can they increase production rates and what they’re promising those and the media these days. So they’re placing a lot of interest in their supply chain in terms of developing a more standardized technology, more standardized products capability.

And traceability is very important. You will have seen with Boeing 787, the battery issue, very difficult and a very complicated supply chain to trace and make increased accountability for reliability and also quality control.

So we presented this market opportunity more than 3 years ago, now. We presented the broad-based electrical power system as a major opportunity for Microsemi. As we’ve started to look at the market more closely, we’ve narrowed our focus down to these electrical power conversion systems, which are made up of power generation, power distribution and electric actuation. And you’ll see from the chart, it’s driving a market value up to $18 billion by 2020. And you’ll see a very nice compound annual growth rate of 17%, largely driven by power distribution and generation. But when we looked a little bit more closely at the numbers, we find that the greater growth is actually coming from electrical actuation systems, and that’s where we’re exerting a lot of our focus in Microsemi over the last number of years.

You’ll see on most of the major wide-body, more electric aircraft that are flying today, that Boeing and Airbus have both adopted electrical power generation and distribution systems. So we’re — the industry has started to see the benefits of those systems, in terms of power optimization, lower weight, better thermal management. There’s still some areas of improvement though, for the next generation of more electric aircraft, particularly in the area of single-aisle aircraft.

We need to increase reliability and increase integration. With the next real big challenge for industry is the adoption of all electric actuation systems. We do have electrical actuation systems today on the wide-body, the 787 and the A350, but they’re not operating in — at the primary systems. They’re still mechanical and hydraulic systems. So if you look at the next-generation single-aisle platform, we’re expecting up to 80 different flight control actuation systems on one of those platforms. So you’ll see as the demand for singular platform drives, you will also significantly increase the adoption of all electric actuation on these platforms.

Still, notwithstanding the demand, the market demand for these single aisle and all electric actuation, there’s still some challenges facing the industry in terms of its adoption. It includes economic, the cost effectiveness. So these systems are not developed in large enough quantity, and they’re highly customized in their nature. So now, we need to look at designing the cost and increasing the standardization of some of the key electrical systems so that we can drive volume efficiencies.

Reliability. Their operating today — actuation systems — electrical actuation systems, our operation is back up. Before we can truly adopt these in full electrical actuation systems, we understand we need to increase reliability by a factor of 3. And the key areas of technology, the technology that’s operational today, is now optimized. These are in terms of weight, or indeed, in terms of the usage of state-of-the-art technology.

So for Microsemi, we are extremely fortunate. We’re very well positioned to take advantage of some of these key drivers. Now as the air framers are looking to try and redesign the current table or electric aircraft wide bodies, as well as positioned for next generation, single-aisle platforms, which we expect to adopt full electric actuation by 2020.

Where are we in Microsemi? Well, in fact, we’re positioning ourselves in terms of the power drive electronic systems on these actuators. We see there’s — these identifying and breaking up into key subsystems, so namely the Powercore module. And then the intelligence part of the systems, which are the motor control and the health monitoring. So we’re working directly with Airbus for the last number of years in terms of developing technologies, and indeed, entire system solutions to address these basic, standard elements of the system. And through those initiatives with Airbus, we see ourselves increasing SAM from 15% of the power drive electronic system today, up to 90% of the system by 2020, when really, we go to full electrical actuation.

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If you look at that single aisle platform, that represents, for Microsemi and the Powercore module, $100 million worth of increased SAM and an additional $100 million in terms of the intelligent system for motor control and health monitoring.

If you look at the TAM and SAM through these electrical actuation systems, we see the single aisle adoption of the actuation systems driving TAM. So we look at, the TAM today is approximately $100 million, and we see that growing to almost $600 million by 2020. You look even more closer at the micros and the SAM, it’s going from $20 million today, up to almost $500 million in the same timeframe. So Microsemi’s positioning and close coordination with Airbus, in terms of product development, or implementation and maturity of our technology, that we’ll be able to start looking at full from 2018, on some of the redesign efforts on the wide-body platforms. We’ll be well-positioned, in terms of generating and developing heritage to participate on the single aisle platforms when they’re introduced in 2020.

So it’s not just Airbus. Obviously, 50% of the market, almost evenly spread between Boeing. We’re also expanding our reach to Boeing right now, and working with all of the Tier 1 actuation system manufacturers in the industry, in order to make sure that we’re well-positioned.

If you look at Microsemi’s product technology areas, and how we are driving that SAM expansion, Esam talked at length this morning about our major advantages and our very deep aviation experience, in terms of flight-critical applications over successive FPGA families. We’ve continued to build on this, with the latest introduction of G4, the FPGAs, which offer the highest level integrations, the lowest power, highest levels of reliability, and indeed, these indo [ph] security features. Of course, in aviation, very often sync is — radiation effects are becoming more important and more critical, so we are the only FPGA with single event offset immune fabric.

Now we mentioned a little bit, in terms of the Boeing — intelligence of the systems for actuation.

If you look at that, some of the key areas in the areas of motor control and again, our latest generation of FPGAs with an expense of motor control, IP, and development platform, of which we are going to leverage. One of the areas we haven’t talked too much about this morning is in the area of power discrete technology. We’ve extensive investments in terms of silicon carbide and white band technology. This is a huge enabler in terms of improving the thermal performance of these power systems. It’s anticipated or estimated that we can see more than 50% savings in terms of power losses compared to today’s silicon technology. And of course, we’re one of the most broadest portfolio of the TVS technology in the industry today. So together with our discrete technology in our individual components, we’re looking at higher levels of integration, not just in terms of system-on-chip from FPGAs and ASICs, but we’re developing full op systems for Powercore module and for the control and monitoring functions. And ultimately, we have the capability to offer a full op PDE to our actuation customers.

How is that going to look in terms of revenue growth? So if you look at the revenue projections just on electrical power conversion systems, we see — primarily our concentration is on actuation systems, and we see the growth there is participating on developing expanding our current content on those electrical systems for current-day wide-body aircraft. And by doing that, we’ll be very well positioned for the single-aisle aircraft entry by 2020, so we anticipate starting to see an increase in a ramp from 2018 onwards. There’s also upside potential for us on the power generation and distribution systems. We also have content on those systems today. It’s much more competitive with higher barriers to entry, while they’re still absolutely need for higher level of integration and higher levels of reliability, and that’s what Microsemi is focused on delivering. We have — if you look at the industry, it’s a very consolidated industry, both in terms of air framers and also in terms of OEM manufacturers. Microsemi is deeply engaged with the key top — of the 2 top players in air framers, both Boeing and Airbus. We’re co-developing technology, we’re influencing system level architecture and design and even technology choices. So in terms of a more increasingly consolidating OEMs in the marketplace, we have extensive traction with all of these Tier 1s right now, addressing both actuation, generation and distribution. Both on advanced power electronics, as well as control systems.

Competitive landscape. We have multiple competitors at different levels of the system. So at the various component technology levels, we compete with industry competitors, but as we start to build our capability and higher levels of the system, we can often compete with the customers, who have also developed some capability in that regard. But Microsemi has spent a lot of time over the last 2 years positioning ourselves with our customers in a way that we present ourselves as offering a total solution, and we can partner with our customers in whatever level of assistance that they feel most appropriate from the component level right up to those systems and subsystems. So we’re building our differentiation based on many, many factors, our solutions capability, the scale and breadth of our product lines. We already have a very significant footprint with all of these market leaders, and we’re well known in the industry for our reliability and our technology leadership, as well as extensive aviation heritage.

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On commercial aviation applications, we have done a lot of work, and we feel that we’re very well-positioned to be a key partner for aircraft electrical power conversion systems. We have key initiatives right now that are based on double-digit growth applications. We have well positioned ourselves as the solution partner. We have impressive technology and capabilities road map right from the semiconductor material level to packaging, integration and test. And we truly do have the scale and breadth to drive the best cost of ownership in these application areas. So if I can just switch a little bit — switch back a little bit, we move over to space satellite. And again, we look at some of the drivers in terms of the satellite market. We’ve seen from the market reports that’s showing continued growth in the demand for satellite over the next 10 years compared to the last 10 years. In fact, we’re showing significant increase in demand more than 40% of the number of satellites launched over the next decade. We’re also showing growth in terms of the market value of those satellites that will be launched in the region of 25%. So one of the strongest market drivers, the strongest growth markets in terms of the satellites industry. We see civilian-government satellites increasing by 56%. Key application areas there are Earth observation, the satellite communication satellites and space science. We’re also seeing the commercial satellite area at a 59% growth projected, not necessarily in terms of the large field telecommunication satellites that we’ve seen over the last number of years, but rather in the area of non-geo and communications satellites, and again, Earth observation. So what are the major growth drivers in space in terms of technology? Remote sensing. The increasing need for Earth observation. We see growing requirements for imaging for both commercial and government purposes. And Esam talked a little bit earlier on about the increasing complex sensor data processing that’s required on board spacecraft.

Commercial satellites. We see the redesign of the large geo-telecommunication platforms, which are now supporting larger payloads and a greater versatility. We see electric propulsion over the last number of years and the greater adoption of that technology really significantly increasing the payload capacity and also’s the redesign activity on these systems.

Digital communications is another major driver. The adoption of digital signal processors on payloads are driving more flexible reconfigurable features. And the large LEO constellations and the GEO platforms are also driving digital communication trends. So where is Microsemi in all of this? Well, Microsemi has been the market leader in space grade technology for more than 50 years. So we continue to innovate by introducing new products, concepts, new technology that’s in our core technology areas. We continue to expand and develop our value to our customer base by a huge range of complementary technologies where we offer the solutions partner. And we — actually we worked very hard with the company over the last number of years to align our technology road map, so that when we do bring innovative new technologies to market, like our soon-to-come next-generation radiation tolerance FPGA. We’ve a very complementary suite of technologies that better enables that in terms of adoption in key application areas. So some of the key complementary technologies to our FPGAs are in the areas of mixed signal technology, precise timing and frequency, as well as our power solutions. So we do see Microsemi in our core technology areas. We see our SAM increasing at a rate of about 4.5%. Primarily, we’re driving this growth in Microsemi through new technology introductions, but also through strategic investments and technology acquisition, as well as increasing market share capture. We — Microsemi is very well trusted in this marketplace. We have years — more than 50 years experience, as well as a commitment — a long term commitment to developing technology for space.

So if we look at the various elements of the satellite where we play, traditionally and historically Microsemi has been very strong in the area of bosser[ph] platform electronics. We typically target about $3 million SAM on a typical geo-telecommunication satellite buff. We continue to see growth in those markets, particularly as we see redesign of some key systems like electrical power systems or the telemetry tracking control. But really for Microsemi, if we look at the payload side, this is where we see the greatest potential for growth. We see — we’re targeting increased digital processing applications on the digital communications payload, as well as the remote-sensing payload. And in fact, if we look at the overall opportunity for Microsemi, in terms of increased content of the system, we’re targeting an increased revenue over the next 5 years in the region of 35%. What are the key product technology areas that’s driving our content in these systems and key application areas? Well, Esam talked about our very soon — we’re introducing our next-generation radiation tolerance, high-speed processing radiation FPGA family. As Esam outlined, this RTG4 is best-in-class FPGA for space in terms of size, performance and power. It offers complete immunity to radiation-induced configuration offsets in very harsh radiation environments. But together with our heritage in space and our renowned experience or reputation for quality and reliability, Microsemi is now very well positioned to address some of these key growth areas in terms of sensing payload applications. We see a market opportunity of $100 million per annum in this area with this product technology.

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I mentioned we aligned our road map with our — across our technology areas to make sure that we’ve complementary technologies for our focused application. An example of that is our soon-to-be launched radiation-tolerant telemetry controller IC with highly integrated circuits provide key functions for central monitoring for aircraft for the actual spacecraft health monitoring, as well as key attitude and payload control. The key benefits, of course, are weight reduction, board space savings with very high levels of reliability in these very harsh environments. And we have developed this technology which interfaces and acts as a companionship device with our radiation-tolerant FPGA family. In addition to our mixed signal, we also have precise timing and frequency solutions. Our crystal oscillator family — families offer unsurpassed lowest power, lowest weight and increased performances for these key application areas. And of course, we continue to extend our complementary power solutions in radiation-hardened AC/DC converters, relays, hybrids and discreet technology, which address all the future requirements of platform and payload electronics. So with the introduction of all these technology areas, Microsemi is looking at a 10% growth in our revenue projections in the forecast period, so very much outpacing the market growth. So we’re introducing a lot of new technology in the space area this year. Microsemi has already been working aggressively with our key customer base. We have lead customer programs with all of the key industry players, who have actually partnered with us in the development of this technology. So we’re confident that we will start seeing revenue runs from 2016 and onwards.

So we’re in a very good position in terms of adoption of this technology. We’re targeting established global customer base where we have long-standing industry relationships. We’re leveraging the breadth of our product technology and leveraging off the space heritage we’ve built up over 50 years. And in terms of a competitive environment, yes, Microsemi is positioned to capture increased share of a payload signal processing application. But we are very well positioned in terms of replacing ASIC technology today, which were traditionally very high in [indiscernible] long development times, indeed long fabrication cycle times. And Esam also talked about our SRAM, how we target or how we complete with SRAM technology. So our technology — our latest generation flash technology way surpasses the capability of SRAM technology and radiation at intense environments. We’re targeting higher levels of integration on telemetry applications. Here we’re replacing very inefficient and costly discrete and hybrid solutions. And as we position ourselves as credible solutions provider, replacing in fact customer in-house solutions at a higher level of the system, very often customers are finding that it makes sense and go and buy from Microsemi rather than make themselves and more — so we’ve seen that trend more significantly in areas of our precise frequency and timing solutions, as well as our DC-to-DC converters and our space system managers. If you look at Microsemi and the key focus application areas we’re targeting, you’ll see the extent of our content on these systems. Our typical remote-sensing payload here is depicted. So we have multiple sockets for our FPGAs across multiple different families of FPGAs, but also complimentary mixed-signal technology, frequency and timing, as well as a broad array of power solutions on offer. And end result is we’re expanding to increase our SAM in remote sensing by more than $120 million starting from 2016. Similarly if you look at satellite telemetry tracking and control system, Microsemi through our increased content or tracking and managing, planning to increase our SAM by more than $50 million from 2016.

So to summarize in terms of the space satellite market, Microsemi will continue to expand our leadership in space. We are leveraging our product breadth to increase our value to our customer base. We have innovative new product introductions that are aligned to increase our content on various key growth application areas, and we’re focused on these growth applications, which are allowing us to outpace the market growth. And that’s it for me. My snapshot in terms of the aerospace growth areas.

Steven G. Litchfield

Chief Strategy Officer and Executive Vice President

Thanks, Siobhan. I’m Steve Litchfield. I’ll give you a few slides over the acquisition that we announced this morning. I’m not going to go into a tremendous amount of detail, as Jim mentioned earlier in the presentation, the whole intent is to really talk about the Microsemi Analyst Day. The acquisition was just announced and so we’re going to have a lot more color obviously after we get a close, but let me give you a little bit of an overview here. So first of all, the strategic rationale itself. I think first and foremost, it’s really consistent with what our strategy been all along with acquisitions and that is just to continue to grow silicon content in our existing applications with our existing customers. That has been consistent throughout the last 7 years of acquisitions in Microsemi, and I think you’ve really seen it demonstrated in some of the applications that were just presented in aerospace and the base stations and the residential gateways as well, and so this is consistent with that. And even as you saw earlier, some of the slides or some of the block diagrams actually had some of the pies[ph], switches, et cetera, in those applications, so you can imagine that this is very complementary. Our sales guys, our application guys can go in and sell to the Cisco’s and Huawei’s and the fiber homes and the BPE’s of the world and have the same application engineer, the same sales guy, so it’s very complementary to what we’re doing today. So we have had a big effort within the communications market. So communication is something very important to us. It was 36% of revenue and so as you can tell from this acquisition as well, it’s consistent with that in

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order to continue to grow the portfolio. So that said, another end market that we’re focusing on is the industrial markets. So this is an new area that Vitesse has been focused on and what they termed the industrial IoT market. So this is an emerging market, fairly small, but it’s growing rapidly. It’s around 10% of their revenues today, but it requires a much bigger footprint. Vitesse, as a small company, somewhat subscale, it’s been tough, they’ve got a lot of new customers coming in and they’re broader customers. They’re dealing with the Rockwell Automations of the world and the Siemens and much more broader industrial players that they’ve not have a lot of experience with. As you guys know in following Microsemi, these are big customers of ours today. I mean, consistently industrial has been kind of 15% of our business, so we have that footprint. We have a lot of those relationships that we can leverage and grow that business going forward. So I think, overall, you’ll see that this really just reinforces the value proposition that we have in Microsemi. So just a little bit, we don’t have a ton of detail on the transaction. It’s fairly straightforward. It’s $5.28 a share. It’s an all cash transaction. We will commence a cash tender offer probably next week. Microsemi shareholder approval is not needed. So the financing of the transaction. So we’ll use additional term loan debt on this. It’s actually not listed here. Additional term loan debt on the order of about $325 million. We think that interest rate is going to be at or below where we are today, so we actually expect to see that interest rate come down, but the amount of debt actually goes up a little bit. But as you can tell, the debt-to-EBITDA expectation is around 3.2x, which if you step a few slides back to John’s presentation earlier, we’ve been up to kind of 3.4x, 3.5x debt-to-EBITDA in previous transaction. So we started out at 3.2x, and we see us getting down to 2.5x at the end of fiscal year ‘16, and as Jim highlighted, we will work diligently to accelerate this.

Anticipated closing. So we believe that this should close in our next Q3 fiscal 2015. So just maybe a few additional comments on the strategic nature and why we see this as compelling. So Vitesse is really focused on the carrier ethernet market. This is a place that we play today. You’ve seen in Maamoun’s presentation earlier. He was talking a little bit about our timing products we’re selling into the market today. Industrial IoT is a new emerging application, which we’re very excited about. This extends the communications portfolio itself, and it’s very complementary to the timing products that we offer. I mean, part of why we have gotten to know Vitesse as a company is that we’re selling in reference design, and we have been for several years. And so we know those applications intimately. We worked alongside of each other, so we’re very familiar with those sockets and those customers. And so that’s why we’re excited, and we know it very well. This is not a foreign product line to us at all. So that said, it really extends the technology portfolio, a broader set of technologies, a great set of design engineers as we look to expand in any of these acquisitions. We’re always looking for good design talent and Vitesse has that. They’ve committed over $200 million to growing their position within the ethernet market. This is a big growing market. We’ve seen a lot of transition from optical network into ethernet. You’re also seeing a lot of emerging networking and communications applications beyond the traditional com market such as industrial. So this is something that’s very exciting for the team from a technology standpoint, and I mean, just the traction that they’ve seen. I don’t know if you guys — I’m sure some of you have followed us, but their new product wins have been growing at an exceptional rate year-over-year. They had some mature product lines, more legacy product lines that have declined. That’s a much smaller percentage of the revenues today. And so our goal right now is to really — to grow those new products going forward. So just to hit a little bit on kind of cost-saving synergies. We do see on or about $20 million of cost-saving or synergies from this transaction in the first full year, okay? So that’s our fiscal year ‘16, and we expect about $0.16 to $0.20 of accretion to come from this transaction as well. And we expect it to be accretive in our first full quarter, which will be our September quarter end.

And then lastly, I mean, obviously, we’ve been talking or John spoke and Jim spoke a little bit about additional cash flow. I mean, cash flow is something that’s very important to us, and this is yet another way to drive that cash flow and then supporting 60/30. So these guys have been running about — on or about 60% today gross margins and just their product mix alone gets them north of that 60%. We believe with our manufacturing scale and the further mix and the further growth in some of these new market, that we can grow that further on the gross margin side. And you can imagine the OpEx, we will have a lot of synergies between the 2 companies on the SG&A side, as well as on the R&D side. So that really wraps up the 3 slides that I have with regard to the acquisition itself.

So maybe I’ll take just a couple of questions with regard to the acquisition, and then I’m going to turn it over to Paul. I know we’re running a little bit behind here. How about Tore?

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Question and Answer

Tore Svanberg

Stifel, Nicolaus & Company, Incorporated, Research Division

My understanding is that the test has been quite a bit of the security part of the ethernet. Can you talk a little bit about that. And I’ve also heard that they’re doing some work in the automotive market again using secure ethernet and sort of an IP position for the market. So if you could elaborate on that and how that impacts Microsemi? That will be great.

Steven G. Litchfield

Chief Strategy Officer and Executive Vice President

Sure. So one of the things that I didn’t talk too much about and Maamoun somewhat alluded to this earlier, but — is the differentiated features that Vitesse has today with its solutions, and security and timing are 2 of those features, right? This Intellisec product that they have is something that is very differentiating. Their software has a whole, and they’re going above and beyond addressing some customer needs that a lot of the bigger players aren’t able to and aren’t willing to, so we see that security feature. I’m not going to go into details on the security feature itself. That would be great to have for lunch, and we can pull Maamoun into that discussion and talk about those features themselves, but security, as you heard, I mean that’s a big value proposition for all of Microsemi product lines, and that’s one of the reasons that we thought this is unique and very complementary to our portfolio.

Tore Svanberg

Stifel, Nicolaus & Company, Incorporated, Research Division

Two questions for you. You mentioned first $20 million of cost synergies in the first year. Are there additional cost synergies beyond the $20 million in years 2 and 3? Part 1. Second question, if I could just ask both right now, you guys talked about $0.16 to $0.20 of EPS accretion from Vitesse. I know they have some mature products and you mentioned some new products. So I mean roughly how much of the EPS accretion is coming from more mature products that aren’t in decline and how much of the EPS accretion is coming from some of the newer products?

Steven G. Litchfield

Chief Strategy Officer and Executive Vice President Sure. So the revenue contribution from the mature products is a much lesser portion of the portfolio. So you’re less than 1/4 of the business today. So we don’t see a huge impact from those mature products. You guys have seen us — I mean over the years we bought companies that have the same issue, and we’ve looked to optimize or maximize the profitability in those situations. We’re not — in this particular case, I mean the new products are growing nicely. And the mature products, we see is clicking along as is. They’ve kind of talked about it. The bigger risk has gone down and so we’re comfortable that, that doesn’t go away tomorrow, I guess, is maybe the right way to answer. So the EPS accretion and the $20 million of cost savings, I mean, that’s really on the OpEx side. There’s COGS benefits in there, so we haven’t broken it out. We’ll break it out after the transaction closes in a little more detail, but you can imagine there’s definitely COGS improvements, I mean wafer cost, back end, assembly test improvements. John talked a little about the consolidation on the facility side. So we talked about our facility in Camarillo, as well as their headquarters. There’s facilities in Austin, Texas. There’s facilities in Massachusetts. And there’s sales and marketing operations around the world that we also see some benefits from. Okay, so I’ll turn it over to Paul and we can move to the next session here.

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Presentation

Paul H. Pickle

President and Chief Operating Officer

Thank you. All right. So I’m Paul Pickle. You guys are in the home stretch. I guess that clean up. Hopefully, we have shown you a few of the things that we’re excited about today. We kind of barely scratched the surface, so we’ve got a lot of good stuff happening. One question I get a lot is people ask me how long I’ve been at Microsemi. But the other night, I was sitting at dinner there with family, had my 12-year-old daughter there, and a buddy of mine asked me how did you come to Microsemi? So I was telling him the story. My first job out of college was an application engineer. I was driving back late from visiting that customer. We were trying to get their project production, and I got a page on my pager from an unknown number. And at this point, my daughter stopped me. She said, “Dad, what’s a pager?” So I told her it’s kind of like texting before there was texting. So she was happy with that answer. I continued on. I pulled over at a gas station to use a payphone, called this small company out in California, and they saw a spike in orders. It was a part that they manufactured. I got designed in on that customer, and they wanted to know about the project. Relayed the details. They asked for a report, I sent to them. Three months later, they showed up, asked me if I wanted the job. I said yes. That company was acquired in 1999. And so that’s the story. And my daughter wanting to ask another question said, “Dad, what’s a payphone?” And I guess the moral of the story is a lot has changed since 1997 when I started with a little company called Linfinity. Certainly, as you see the picture of what Microsemi is today, it certainly changed a lot since that timeframe as well. Another question I get asked a lot. Why 60/30? You guys in the room have asked why 60/30? Why not 55/25? Why not 70/40? Let me see if I could get a smile out of Jim. The point of 60/30, it’s not just the financial metrics. To us, it’s an ideal. It’s an operating model. It’s driven a paradigm shift within the company. It’s caused us to look at our business entirely differently, where we would — haven’t before. It drives a number of different things. You start to look at your product technologies and you realize you need to add product technologies that are capable of generating higher return. You seen a few of those technologies today. It pushes us into higher barrier to entry markets so that we can protect those product development that we make. It also drives an efficiency in the organization. Transparency, a way of disseminating information so that we can make better more informed business decisions. It drives us to leverage our scale that we’ve amassed over the past couple of years, reducing our manufacturing footprint and realizing our purchasing power. It drives focus and product focus and market focus. We’ve walked away from business. John mentioned we walked away from business that we’ve deemed nonstrategic or low margin, and so it’s allowed us to narrowly focus on just the strategic portions of the company. And in short, it makes us better. It makes us better as an overall company. Getting the 60/30, really all cards are on the table. Divestiture, adding high-priced profitability businesses, merger and accretive businesses, of course, operational projects as well as a part of that and simply walking away from nonstrategic revenue. Now I mentioned that the product technology mix has had to change. This illustration is perhaps a little oversimplified. But essentially, if you go back to 2001, we offered single-junction 2-pin devices, and we’ve added a few more tools to the tool bag. We’ve added FPGAs, one of 4 suppliers that offer programmable fabric in the industry today, very high barrier to entry technology. We’ve complemented that with 2 additional product platforms that we’ve released over the last several years. We’ve added microcontroller-based, high-voltage analog mixed signal technology that we’re leveraging into GSAT hard wireline ethernet and reverse power feed application. Now I have to say if we’re going to be a comm company, you can’t go through a presentation where we don’t introduce acronyms that you don’t already know, so you might have heard a couple of those. RPF is reverse power feed. We’re going to attempt to explain it as we go along, but we’re pretty excited about the products. We’ve added timing and sync systems that enable next-generation infrastructures — carrier network infrastructures, and those are all being driven by consumer bandwidth need. Little device down there is a quad-core GSP sensor interface. I don’t think quad-core was in our vocabulary 5 years ago. And then, of course, within all these phases, its high barrier to entry, technologically difficult products to do. You’re not going to find Microsemi competing with a list of 15 competitors. That’s just not our channel. We’re going to stay in differentiated markets, differentiated applications. The best way to put it is Microsemi offers tailored feature sets and targeted applications. Getting the 60/30 means that we have to engage our customer very differently. I think everybody’s aware that the burden of R&D has kind of shifted from the equipment manufacture onto the component suppliers, but that really got accelerated in the 2008 crash when companies had to reduce, our customers had to reduce their R&D department. That headcount went away. It didn’t come back. This was a great market driver for us. A great opportunity for us. It pushed our competencies in new directions. Not only was that we — it wasn’t enough really to offer a silicon component. We had to offer software, firmware and in some cases, the total solution, and you’ve seen evidence of that today. I wanted to point out this one block diagram. It’s a complementary

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product, small cell presentation, but it’s a new one. This is a Grandmaster clock that enables small cell infrastructure deployment. And in this, is an actual customer block diagram, you can see that all areas highlighted in green is Microsemi content. This is something unique that has happened in the last couple of years since our last Analyst Day. We owned the SoC — FPGA. We own the cost management, the cost synthesizer. We have the classification and the power management front end and the PoE TV. We’ve been pulling through our discrete products in the form of a diode bridge there. The little blue section right there is a little company that we announced we’re acquiring today. We now have ethernet 5 as well. We realized 2 years is all we really need to engage the customers very differently. We don’t need more customers, we got lots of them. What we need is a deep and more profitable engagement with those customers. With realizing our content place, we’re able to leverage our position, increasing our value proposition to the customer, and that’s evidenced by them coming to us, asking them — asking us to sign purchasing agreements, putting us in preferred program. Esam talked a little about some of the cryptographic tools that we’ve put in this latest release of FPGAs visiting the Northeast, and I had 2 customers tell me that we have a very compelling product. And he said, we need to get your interface with supply chain, so we’ll get you in a preferred vendor program. So if we continue to execute our strategic plan, we’re not only going to drive our value proposition to our customers, but to our shareholders as well. And hopefully, you’ve got a synopsis of what we wanted to present. There’s lots more, so we look forward to engaging you guys over lunch, getting into some of the details. I’ll ask Rob to come up. Told you, it’d be 7 minutes, so I was pretty close.

Robert C. Adams

Vice President of Corporate Development So we’re a little bit over time, maybe in the interest of trying to stay as close to time as we can. A couple of questions here and then we can adjourn for lunch in a more informal fashion. Again, Tore.

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Question and Answer

Tore Svanberg

Stifel, Nicolaus & Company, Incorporated, Research Division

I had a question. If you could talk a little bit specifically about the constant increases you get with the tests, like any example of the small cell applications. I know there’s others too. So just — and you’ve actually spent — not you, but your team has spent a lot of time talking about some of the specific application. It will be nice to understand where the content is today with something like the test, how does that increase? Again, not just the small cell, but maybe other applications as well.

Paul H. Pickle

President and Chief Operating Officer

So We’ll definitely give you guys more detail after the close, but something anecdotally, our Executive Vice President of Sales and Marketing looks at customer list from the test and he said, “hey, this not a new one. This is great.” All these customers that we currently have and are engaged with today, they are going to engage much more deeply. Adding 5 hardware specs, 1 of 4 companies offer hardware specs in the industry, and I guess arguably, it’s 1 of 3 if we talk viable spec offering. That’s going to put us — once again, that brings another synergy application piece where we get to look and corral the other additional complementary roadmaps that we have in order to focus on those pertinent[ph] applications. I know you’re asking for some specifics on those applications, but they’ll be coming here pretty soon. If you look at just the verticals, their verticals align very nicely with ours as well, so it’s a very nice complementary set of goals.

Tore Svanberg

Stifel, Nicolaus & Company, Incorporated, Research Division

I just had a follow-up, which is completely separate. You guys seem to be very, very excited about the home gateway market and most investors wouldn’t associate that with growth segment [indiscernible]. And I know you went through some slides and talked about it, but why should we be so excited about Microsemi’s growth? [indiscernible] Do you have certain backlog? Do you have certain customer engagements that are pretty large?

Paul H. Pickle

President and Chief Operating Officer

So Roger inferred he had a healthy backlog. I say it’s something that’s been a focus for the last 2 years. We’ve been seeing the design wins starting to happen. Interestingly enough, what differentiates home gateway from any other market segment. One, it is — it does have a lot of volume effect. There’s a couple of things that happened this past year. DOCSIS 3.1 has certainly kind of — when it came out, you can’t put — once you upgrade that infrastructure note to 3.1, you can’t have 3.0 boxes hanging off of those notes, produce incompatibility problems so that says that everything in a home has to be replaced what’s out there today. DSO is attempting to keep up. They’re coming out with G.fast. Everybody’s racing to gigabit per second to the home. Fibre-to-the-home is too expensive. What we want to do is we want to try enable technologies that leverage existing infrastructure. So if you go to Europe, they’re using 26-gauge twisted copper today. We can actually bring fiber to the curve, which is what G.fast is and then use existing copper infrastructure to get gigabit streams into the network. There were a couple of technological hurdles that really had to be overcome, and we had a solution that leverages the PoE offering, but we had a solution that just parlayed very nicely. So the content is starting to pick up, and included in that, this segment demands performance with these really kind of [indiscernible]. It’s twofold. Carriers want cheap installations, which we can enable, let’s say inexpensive installations, consumers are demanding performance, and so it’s not a market where the performance is just good enough, they really want the high-end. So that really plays to our strength.

Robert C. Adams

Vice President of Corporate Development

Take these 2 and we’ll cut it there. First, Mr. Smigie.

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Jonathan Steven Smigie

Raymond James & Associates, Inc., Research Division

Can you go a little bit into what dollar content would look like for timing and sync in the base station set up?

Paul H. Pickle

President and Chief Operating Officer

Sure. So we’re not really a base station dependent kind of guy. There are components that go in a base station. But we’re more of a backhaul network, so when they build out those infrastructures, they’ll build it out for a number of different base stations whether they populate half or all of them, we get not exactly the same content but very similar content. Timing chip, depending on the solution, and we now have a portfolio that’s a little bit more well rounded. It goes down in terms of complexity. So we can enable some software standpoint silicon software or just class management support. I’m giving you a really long answer to say there’s quite a wide range. The most expensive solutions will be $50 per board that they populate all the way down to something that’s $3. But if you look at an entire clock tree, it could be $300 worth of content.

Jonathan Steven Smigie

Raymond James & Associates, Inc., Research Division

Just wanted to get take up — take a step back and ask, you guys went through a number of segments of the business, a number of product lines that are growing double-digit, some of which may have surprised both, gateway being big growth opportunity, defense now growing, at least electronic content and defense growing double-digit, 10 to 12. If you take a step back, what do you think your organic growth rate is? I know acquisitions always part of the Microsemi strategy, but it sounds like your organic growth here may be a little bit better than what people might be thinking. So do you have any comments about — you’ve got your 60/30 target. What should we think about organic revenue growth as we look out?

Steven G. Litchfield

Chief Strategy Officer and Executive Vice President

Double-digit. We’re clear at this conference call that organic growth is about 68%. I think right now you kind of dial on in. We’re going to give you an update. We’ll just talk to you about the earnings release 6 weeks ago. But there are a lot of good things happening. I think you felt some enthusiasm from Roger saying he has the strongest backlog that he’s ever had or did I say that. But there are some things happening. I’m excited about some of the double-digit growth in the aerospace, and we’re all over that. And I like the fact that 2 of the leaders in FPGAs are in, what do you call, a nuclear arms race to get to a node where they can’t even touch the potential products, which gives us even greater confidence in gross. And so pronounced 68% organic growth. And as you know from time to time, we acquire properties, we integrate them and we make them very profitable. But the important thing is we want to touch on these high value propositions about how to strengthen our shareholder value at Microsemi, and I hope we’ve done that. And then what I do is turn it over to lunch, and lunch is not like speed dating, but if you see somebody, you’re like, oh my gosh, I’d like to go a bit more. That Roger Holliday guy, why is he so happy. Just kind of get them — put them in a spot and drill him. And when they give you an organic growth figure of 6 to 8, let me know. I’d like to shake their hands. Okay? So again, I want to thank everybody for coming. Rob, are you okay with this one?

Robert C. Adams

Vice President of Corporate Development

I’m okay.

James J. Peterson

Chairman, Chief Executive Officer and Chairman of Executive Committee

Excuse everybody for lunch?

Robert C. Adams

Vice President of Corporate Development Perfect. Thank you very much for coming.

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